As filed with the Securities and Exchange Commission on September 21, 2005
                          Registration No. ___________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        MOBILE REACH INTERNATIONAL, INC.
                  --------------------------------------------
                 (Name of small business issuer in our charter)

                                      4812
                           ---------------------------
                          (Primary Standard Industrial
                           Classification Code Number

           Delaware                                              20-01221007
 ------------------------------                               -----------------
(State or other jurisdiction of                              (IRS Employer
 incorporation or organization)                              Identification No.)

                        2054 KILDAIRE FARM ROAD SUITE 353
                           CARY, NORTH CAROLINA 27511
                                 (919) 336-2500
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)

                              A. CHISTOPHER JOHNSON
                        MOBILE REACH INTERNATIONAL, INC.
                        2054 KILDAIRE FARM ROAD SUITE 353
                           CARY, NORTH CAROLINA 27511
                                 (919) 336-2500
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             Jeffrey M. Quick, Esq.
                               Quick Law Group PC
                          1035 Pearl Street, Suite 414
                             Boulder, Colorado 80302
                                 (303) 625-1056

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                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
    From time to time after the effective date of the Registration Statement.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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




                         CALCULATION OF REGISTRATION FEE

===============================================================================
                                        Proposed
                                        maximum        Proposed
                                        offering       maximum
Title of each                            price        aggregate     Amount of
class of securities    Amount to be       per          offering   registration
to be registered       registered (1)   share(6)        price         fee
-------------------------------------------------------------------------------

Common Stock ........ 2,592,072(2)       $1.65       $4,276,918.80    $544.23

             ........ 1,367,174(3)       $ .61       $  833,976.14    $106.12

             ........ 1,192,438(4)       $1.65       $1,967,522.70    $250.36

             ........    50,000(5)       $1.65       $   82,500       $ 10.80


TOTAL                 5,201,684                      $7,160,917.64    $911.21



(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable solely upon conversion of the Notes and exercise of the Warrants (as defined below) solely to prevent dilution resulting from stock split, stock dividends or similar transactions (and not as a result of adjustments resulting from any variation in the market price of our securities).

(2) Represents 2,592,072 shares of our Common Stock, par value $0.0001 (the "Common Stock"), issuable upon conversion of $750,000 of principal amount of our 8% convertible promissory notes ("Note" or the "Notes"), maturing on April 1, 2006, at a per share conversion price equal to the lesser of (i) $.0077 (the "Closing Date Conversion Price"), or (ii) the average of the three lowest closing bid prices for the ten trading days preceding the conversion date.

(3) Represents 1,367,174 shares of Common Stock issuable upon exercise of warrants ("Warrants") at the issued to the holders of the Notes in connection with the issuance of such Notes.

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


(4) Represents 1,192,438 shares of Common Stock issuable pursuant to various Settlement and Release Agreements entered into between us and various stakeholders.

(5) Represents 50,000 shares of Common Stock issuable pursuant to an engagement agreement in connection with the placement of the Notes.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Electronic Bulletin Board on September 20, 2005.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay our effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2005

                                   PROSPECTUS

                        MOBILE REACH INTERNATIONAL, INC.

                         5,201,684 shares of Common Stock

This prospectus relates to the sale by the selling stockholders of 4,495,095 shares of our common stock, par value $0.0001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

Our common stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "MOBR". The last reported sales price per share of our Common Stock as reported by the Over-The-Counter Bulletin Board on September 20, 2005, was $1.65.

               AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY
                              CONSIDER THE MATTERS

DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 11.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _______________, 2005

                           PRINCIPAL EXECUTIVE OFFICE:
                        Mobile Reach International, Inc.
                        2054 Kildaire Farm Road Suite 353
                           Cary, North Carolina 27511
                                 (919) 336-2500

--------------------------------------------------------------------------------

TABLE OF CONTENTS
                                                                            Page

Prospectus
Summary.......................................................................1

Risk
Factors......................................................................11

Use of
Proceeds.....................................................................15

Description of the Agreements with the Holders of the Convertible
Preferred
Stock........................................................................16

Dividend
Policy.......................................................................17

Price Range of Common Stock .................................................17

Management's Discussion and Analysis of Financial Condition and
Results of Financial Operation...............................................19

Business.....................................................................21

Description of
Property.....................................................................30

Legal
Proceedings..................................................................31

Management...................................................................32

Executive
Compensation.................................................................34

Beneficial Ownership of Certain Shareholders, Directors and
Executive Officers...........................................................35

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


Certain Relationships and Related Transactions...............................37

Selling
Stockholders.................................................................38

Plan of
Distribution.................................................................43

Description of
Securities...................................................................45

Legal
Matters......................................................................47

Experts......................................................................47

Where You can find more Information..........................................48

Index to Financial Statements...............................................Q-1




YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

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


--------------------------------------------------------------------------------

PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                        MOBILE REACH INTERNATIONAL, INC.

We sell our software products and services to clients who desire to increase the efficiency by which their employees access, utilize and exchange data using mobile networks. Our solutions are not dependent upon any single product or system. Currently, most mobile network hardware falls into one of two categories. Some networks serve mobile devices that are always on and are always connected to the network. Other networks serve mobile devices that are connected to the network only when users desire to access or input information. We believe that most companies would be best served by having networks that serve both mobile users whose devices are always on and other devices that are occasionally connected computers (OCC). Over time, we expect equipment manufacturers will begin introducing networks that serve both types of users on the same network. We anticipate the market will move toward standardized networks. By being ahead of this trend, we believe our platform and adaptable online-offline connection features will result in increased sales.

We began selling products and services in mid 2000 as a mobile solution provider under the name Mobile Reach Technologies, Inc. Our products and services were based on one of the leading enterprise platforms, called Remedy Action Request System, a Service Management solution. Today, we have expanded our goals beyond Remedy-based enterprise platforms. Our expanded business model is to deliver the products and services customers require to deploy enterprise-wide solutions to our businesses.

We have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. We expect to continue operating at a loss through at least 2005 as we expect to incur significant outlays and expenses in connection with our new business direction. As a result of recurring losses from operations and a net deficit in both working capital and stockholders equity, our independent registered accountants have included a "going concern" explanatory paragraph in their audit reports on our audited 2004 financial statements that expresses substantial doubt about our ability to continue as a going concern. We anticipate that our existing cash resources will enable us to maintain operations through the end of the second fiscal quarter of 2005. Our existing resources may not be sufficient to support the commercial introduction, production and marketing of our contemplated initial products. Unless we raise additional funds, we may need to curtail expenditures which may result in a delay in our initial product testing or marketing efforts, all of which can have a material adverse effect on our business and prospects. We will need to raise additional capital in order to complete our prospective product offerings, expand business applications and realize our business plan. We have no commitments for any such financing and there can be no assurance that we will successfully raise any of the needed amounts on commercially acceptable terms or at all. Even if we are successful in raising the needed capital, no assurance can be provided that we will successfully commercialize our products or become profitable.

Mr. A. Christopher, our Chief Executive Officer, was appointed in June 2004 to lead our company. Mr. Johnson has also been appointed to our Board of Directors. We currently have eight full time employees and two part time employees.

Our principal offices are located at 1919 Evans Road, Cary, North Carolina, 27513, and principal mailing address of 2054 Kildaire Farm Road, Suite 353 in Cary, North Carolina, 27511 and our telephone number is (919) 336-2500.

                                  RISK FACTORS

Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "Risk Factors" beginning on page _ of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

                                  THE OFFERING

Securities offered by the
selling stockholders                  5,201,684 shares of Common Stock. (1)

Shares outstanding before the
Offering                              5,900,000 shares of Common Stock.

Use of Proceeds                       We will not receive any proceeds from the
                                      sale of the Common Stock by the selling
                                      stockholders.


(1) Includes (a) up to 2,592,072 shares of Registrant's Common Stock, par value $0.0001 (the "Common Stock"), issuable upon conversion of $750,000 of principal amount of our 8% convertible promissory notes of we ("Note" or the "Notes"), maturing on April 1, 2006, at a per share conversion price equal to the lesser of (i) $.0077 (the "Closing Date Conversion Price"), or (ii) the average of the three lowest closing bid prices for the ten trading days preceding the conversion date; (b) 1,367,174 shares of Common Stock issuable upon exercise of Warrants at the issued to the holders of the Notes in connection with the issuance of such Notes; and (c) 1,192,438 shares of Common Stock issuable pursuant to various Settlement and Release Agreements entered into between we and various stakeholders; and (d) 50,000 shares of Common Stock issuable pursuant to an engagement agreement in connection with the placement of the Notes.

For a description of the agreement between us and the holders of the Notes, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."

RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS CONCERNING OUR BUSINESS

Our financial results for the twelve-month fiscal year ending July 31, 2004 show substantial losses and there is substantial doubt as to our ability to continue as a going concern.

The financial statements for the twelve month period ended July31, 2004 reflect additional substantial losses due to the ramp up of sales and marketing as well as the cost associated with the acquisition of Waves Consulting Group, Inc. Specifically, however, we have sustained substantial operating losses in the twelve months ended July 31, 2004 and the seven months ended July 31, 2003 of $3,215,794 and $1,898,316, respectively. As of July 31, 2004 we are in default on certain notes payable, payroll taxes and other payables. In addition, we have used substantial amounts of working capital in our operations. Further, at July 31, 2004, our current assets were $338,798 and current liabilities were $2,885,571, our accumulated deficit as of July 31, 2004 was 7,788,442

Our independent auditor has indicated that it doubts that we can continue as a going concern. Our independent auditor's opinion may negatively affect our ability to raise additional funds, among other things.

Scharf Pera & Co., PLLC, our independent auditors, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholder's deficit. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. You should consider our auditor's comments when determining if an investment in we are suitable.

We have a limited operating history and are not yet profitable.

We are a relatively new company that is not yet profitable. We expect to continue to have substantial expenses before we earn significant income in excess of our expenses. The establishment of any new business involves problems, expenses, difficulties, complications and delays. It is not possible for anyone, including us, to predict with certainty what all of these expenses, complications and delays will be. We cannot guarantee to you that we will be able to overcome these obstacles, and we cannot guarantee to you that we will ever be profitable.

We depend upon a limited number of clients.

A significant portion of our revenues over the past two fiscals years were derived of orders from a limited number of clients. The timing of receipt, fulfillment and deployment of orders from the limited number of clients is likely to cause significant fluctuations in our operating results, especially on a quarterly basis.

We are dependent on certain key personnel, including members of our management team

We currently have a very small senior management team and are highly dependent on certain key individuals of this team. The operations would suffer significantly if some or all of these individuals were to terminate their relationship with us for any reason. Retaining and or replacing these relationships will become even more important as we grow. We cannot assure the investing public that it will be able to replace a key individual who terminates his or her relationship with us. We will utilize best practices in recruitment if and when it's necessary to replace key individuals. We do not have any key-man life insurance on our current employees.

We are dependent on proprietary intellectual property, and our measures to protect such property may be insufficient.

We rely on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our products, such as Splitware. We have not registered our copyrights or trademarks and instead we are relying on common law to protect our rights. We cannot assure you that these protections are adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. We believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, but we cannot assure you that third parties will not assert infringement claims against us in the future.

The wireless communications industry is highly competitive and we may be unable to compete effectively.

The industry of providing mobile solutions for information technology systems is highly competitive. Many companies compete nationwide to provide mobile solutions to businesses and entities using information technology systems and communications networks. If a competitor offers products and services that are equal to or superior to our products and services, or offers products and services at lower prices than we do, it may be difficult or impossible for us to sell our products and services in sufficient volumes to sustain operations. We cannot assure you that market demand will continue to grow, and increases in capacity by us and our competitors may lead to greater competition in the market, which competition would adversely affect our ability to sells our products and services in sufficient volume to sustain operations.

Our market is changing rapidly and we may not be able to move fast enough to accommodate the market's changes.

The market for information technology systems and communications networks is changing rapidly as new technologies are introduced and old ones are abandoned. While we will try to make changes in our products and services to keep up with the changing market, we cannot assure you that rapid changes in products and services will not make our products and services obsolete, such that we will be unable to compete in the market.

Demand for our products may fail to materialize as expected.

The market for the products and services we offer is relatively new and there is little hard data to validate market demand or predict how this demand will be segmented. There could be much lower demand than believed, or interest in our products and services could decline or die out, which would adversely affect our ability to sustain operations.

We may be subject to product liability or breach of contract claims if our wireless solutions do not work as promised.

The mobile solutions in which we provide information technology are designed to facilitate information flows over such systems. If our mobile solutions fail to work as anticipated, customers may bring claims against us, despite limitations on such claims in our contracts and agreements with customers. Defending against such claims can be costly and time consuming, and could have a material adverse effect on our operations, even if we are found not to have been at fault. We have liability insurance and anticipate that we will continue such coverage if it is available at a reasonable cost. Future increases in insurance premiums may prevent us from maintaining adequate insurance coverage. A large damage award against us could exceed our insurance coverage and adversely affect our financial condition.

Unless an active trading market develops for our common stock, you may not be able to sell your shares.

Although we are a reporting company and our common stock is listed on the Over-the-Counter Bulletin Board, there is no active trading market for our common stock. An active trading market may never develop or, if developed, it may not be maintained even after we register the shares you purchase. Failure to develop or maintain an active trading market will negatively affect the price of our securities. You may be unable to sell your shares or such sales may lower the market price, and therefore your investment would be a partial or complete loss.

We are subject to the penny stock rules, and therefore you may find it more difficult to sell your securities.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver to the buyer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and our salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules, and thus investors in the offering may find it difficult to sell their securities.

Our founders, officers and directors beneficially own approximately 32% of our stock on a fully diluted basis; their interests could conflict with yours; significant sales of stock held by any or all of them could have a negative effect on our stock price; shareholders may be unable to exercise control.

As of August 23, 2005, our founders, officers and directors beneficially owned approximately 32% of our common stock on a fully diluted basis. In addition, employees own additional shares and rights to acquire shares. As a result, the founders, officers and directors will have significant ability to:

     o    elect or defeat the election of our directors;

     o    amend or prevent amendment of our articles of incorporation or bylaws;

     o effect or prevent a merger, sale of assets or other corporate transaction; and

     o control the outcome of any other matter submitted to the stockholders for vote.

As a result of this ownership and position, our founders, officers and directors are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by any or all of our founders, officers and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Stock ownership by our founders and management may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We do not expect to pay dividends. Therefore, you may not rely on your ownership of our stock as a source of income.

We do not anticipate paying cash dividends in the foreseeable future. Therefore, you may not rely on ownership of our stock as a source of income.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this prospectus, regarding, among other items:

     o statements regarding our overall strategy relating to the design, development, implementation and marketing of our proposed products;

     o statements regarding the plans and objectives of our management for future operations and the size and nature of the costs we expect to incur and the people and services we may employ;

     o statements regarding the future of broadband access solutions and opportunities therein, our competition or regulations that may affect us;

     o    statements regarding our ability to compete with third parties;

     o any statements using the words "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "expect," "plan," "predict," "potential," "continue" and similar words; and

     o    any statements other than historical fact.

There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the Securities and Exchange Commission ("SEC"). We do not undertake to update any forward-looking statements.

                                 USE OF PROCEEDS

The selling stockholders will receive the net proceeds from sales of the shares of the Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

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


Assuming all of the warrants and options for which the underlying shares of Common Stock that are covered by this Prospectus are exercised for cash, we have received approximately $750,000.00 in cash proceeds (before deducting fees and commission). See, also "DESCRIPTION OF AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."

DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES

We are registering the shares offered hereby primarily in order to satisfy our obligations to the holders of our 8% Convertible Promissory Notes.

From April 28, 2005 through August 15, 2005, we executed definitive agreements for the purchase by institutional, accredited investors (collectively, the "Investors") of $750,000 of principal amount of 8% convertible promissory notes of we ("Note" or the "Notes"), maturing on April 1, 2006, convertible at the Investor's option, into shares of our Common Stock at a per share conversion price equal to the lesser of (i) 70% of the average of the closing bid prices of the Common Stock as reported by Bloomberg, L.P. for the principal trading market of we for the three trading days immediately preceding the closing on April 28, 2005 (the "Closing Date Conversion Price"), or (ii) the average of the three lowest closing bid prices for the ten trading days preceding the conversion date. In connection with the issuance of the Notes, we issued to the Investors five-year common stock purchase Warrants to purchase the number of shares of Common Stock which would be issued on the closing date assuming the conversion of all of the outstanding Notes on the closing date at the Closing Date Conversion Price. The exercise price of the Warrants is equal to the Closing Date Conversion Price. Following the effective date of the Registration Statement (as defined below), the Warrants shall provide for cashless exercise. The conversion price of the Notes and the exercise price of the Warrants are subject to adjustment for certain dilution events or in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Subject to certain excepted issuances, the Investors have a right of first refusal with respect to any proposed sale of Company securities for a period of one year following the effective date of the Registration Statement.

From the entire transaction, we received gross proceeds of $750,000 and net proceeds of approximately $635,000, after payment of offering related fees and expenses.

Provided that we are not in default under the Notes or other transaction documents, we will have the right, subject to the conversion rights of the Investors under the Notes, to prepay the principal amount and accrued but unpaid interest of the Notes at any time for an amount equal to 120% of the original principal amount of the Notes.

The Notes could not be converted prior to we increasing the number of authorized shares of Common Stock (the "Share Increase") to allow for any such conversions. On June 27, 2005, we filed and mailed a definitive information statement (the "Information Statement") notifying stockholders of the Share Increase approval. We affected the Share Increase on July 18, 2005.

We will be obligated to pay liquidated damages to the holders of the Notes in respect of the filing of this Registration Statement after the required filing date of July 29, 2005, or if the effectiveness of the Registration Statement is not declared effective by August 28, 2005, or if the effectiveness of the Registration Statement is subsequently suspended for more than certain specified permitted periods (each, an "Event Date"), and for certain other specified events, in an amount equal to 1% for the first 30 days (or portion thereof) following an Event Date and 2% for each thirty day period (or portion thereof) thereafter.

All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or under Regulation D thereunder. The recipients of securities in each such transaction represented to us that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each case, we believe the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in our Common Stock. All recipients had adequate access to information about our company. None of the transactions described above involved general solicitation or advertising.

Reference is made to the form of Warrant, the Convertible Note and the Subscription Agreement filed as exhibits to our Current Report on Form 8-K that was filed on May 3, 2005 for more complete description of the complex provisions that are summarized under this caption.

                                 DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

                         PRICE RANGE OF OUR COMMON STOCK

Our Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "MOBR". Prior to July 29, 2005, our Common Stock was quoted under the symbol "MBRI". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

The following table shows the quarterly high and low bid prices for our Common Stock over the last three completed fiscal years and current first quarter current fiscal year, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Stock on August 19, 2005 was $1.95 per share.

------------------------------------------- ----------- ----------
                                            HI          LOW
------------------------------------------- ----------- ----------
Fiscal year ended July 31, 2003
------------------------------------------- ----------- ----------
                   First quarter (Aug-Oct)        0.45       0.17
------------------------------------------- ----------- ----------
                  Second quarter (Nov-Jan)        0.40       0.11
------------------------------------------- ----------- ----------
                   Third quarter (Feb-Apr)        0.25       0.13
------------------------------------------- ----------- ----------
                  Fourth quarter (May-Jul)        1.01       0.48
------------------------------------------- ----------- ----------

------------------------------------------------------- ----------
Fiscal year ending July 31, 2004
------------------------------------------------------- ----------
                             First quarter        0.90       0.13
------------------------------------------- ----------- ----------
                            Second quarter        0.65       0.20
------------------------------------------- ----------- ----------
                             Third quarter        0.40       0.20
------------------------------------------- ----------- ----------
                            Fourth quarter        0.30       0.08
------------------------------------------- ----------- ----------

------------------------------------------- ----------- ----------
Fiscal year ended July 31, 2005
------------------------------------------- ----------- ----------
                             First quarter        0.09       0.05
------------------------------------------- ----------- ----------
                            Second quarter
------------------------------------------- ----------- ----------
                             Third quarter
------------------------------------------- ----------- ----------
                            Fourth quarter
------------------------------------------- ----------- ----------

------------------------------------------- ----------- ----------
Fiscal year ended July 31, 2006
------------------------------------------- ----------- ----------
                     First quarter to date        3(1)    1.84(1)
------------------------------------------- ----------- ----------

(1) On July 29, 2005, we affected an eighty-for-one reverse split of our Common Stock more fully described in the Information Statement filed on July 27, 2005

As of August 19, 2005, there were approximately 900 holders of record of our Common Stock. We believe that an insignificant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts, consequently, we are unable to determine the exact number of beneficial owners since the effective reverse of our common stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                    CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

You should read the following discussion of our business and results of operations in conjunction with the consolidated financial statements included herein. The results shown in this 10-QSB are not necessarily indicative of the results we will achieve in any future periods.

REVENUES

Our revenues primarily comprise of licensing and services fees, which we recognize as revenue when the product or services are provided to the client. The unaudited consolidated financial data; is provided for comparative purpose only and does not claim to be indicative of the actual financial position and goodwill, or results of our carry forward operations.

Revenues for the fiscal periods ending July 31 2003, and July 31, 2004 were $94,312 and 1,589,859 respectfully. Total net operating losses for the same periods were $1,898,316 and $3,142,860 respectfully.

Revenues for the period ended April 30, 2005 were $62,587.00 representing a decrease of 39% from $102,264 for the period ended January 31, 2005. The Companies deferred Revenues for the same periods was $53,810.00 to $54,276.00 respectfully. Total Net losses for the three-month period ending April 30, 2005 was $273,337.00 compared to $258,711 for the previous three months ended January 31, 2005.

The cost of sales associated with the delivery of our solutions is expected to decrease as the repeatable model is implemented with future customers.

Our sales and marketing expenses consist primarily of compensation and related costs for ramping up sales efforts, associated personnel, travel and entertainment and other related costs. We expect sales and marketing expenses to increase as a percentage of sales as we continue to increase business and strategic clients to further our sales and marketing initiatives.

General and Administrative for the three-month period ended April 30, 2005 was $389,309.00 consisting primarily of compensation, professional fees including both legal and accounting, costs associated with Securities agreements and compliance reporting. We expect our general and administrative expenses to decrease as a percentage of our annual revenues in the future if and as revenues increase.

LIQUIDITY AND CAPITAL RESOURCES

As of April 30, 2005, we had assets and liabilities of $181,082. Our independent auditors, who audited our financial statements for the period ended July 31, 2004, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholders' deficit. In response to these issues, we have continued our cost cutting measures and balance sheet clean up for periods ending July 31, 2004, October 31, 2004 and January 31, 2005 and April 30, 2005.

CRITICAL ACCOUNTING POLICIES

Our condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires we make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates the accounting policies and estimates it uses to prepare the condensed consolidated financial statements. We base our estimates on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

We do not participate in, nor have we created, any off-balance sheet special purpose entities or other off-balance sheet financing. In addition, we do not enter into any derivative financial instruments for speculative purposes and uses derivative financial instruments primarily for managing our exposure to changes in interest rates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In January 2003 and revised in December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in our financial statements the assets, liabilities and activities of another entity. A variable interest entity is any legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support our activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: 1) mandatorily redeemable financial instruments, 2) obligations to repurchase the issuer's equity shares by transferring assets, and 3) obligations to issue a variable number of shares. SFAS No. 150 generally is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a significant impact on our financial statements.

                                    BUSINESS

Company History

We were incorporated in the State of Delaware in July 2003. At the time of incorporation, we were a wholly-owned subsidiary of Asphalt Paving International, Inc. ("API"), a company incorporated in the State of Florida in January 1998. API's shares were publicly traded. However, API conducted no active business.

Immediately following our incorporation, API merged into we and the shareholders of API owned all the stock of we. As a result of the merger, we was the surviving corporation in the merger, the state of incorporation of the corporate entity owned by API's shareholders was changed to Delaware. On August 6, 2003, our shares became publicly traded on the Over-the-Counter Bulletin Board, under the symbol MBRI.

Immediately after the merger with API, we acquired all the shares of Mobile Reach Technologies, Inc. ("MRT"), a North Carolina corporation, in a share exchange with all the shareholders of MRT. As a result of the share exchange, MRT became a wholly owned subsidiary of ours. On December 17 2003 Mobile Reach International, Inc. entered into an Agreement of Plan of Merger with Waves Consulting Group, Inc. by and between MRI Acquisitions Corp. As a result, Waves Consulting Group became a wholly owned subsidiary of ours.

We conduct all our business through our subsidiaries, MRT and Mobile Reach Solutions, Inc. ("MRS"), formally Waves Consulting Group, Inc.

MRT was incorporated in North Carolina in July 2000, we continue to conduct the business according to plan prior to the share exchange. MRT has developed and sold mobile technology and services for information systems and communications networks. In late 2000, MRT acquired our wholly-owned subsidiary, Mobile Reach Technologies, GmbH ("MRT-Germany"), which is located in Germany, to market our products and services to the European market.

We will continue to conduct business through MRT, as of the fiscal year end July 31, 2004 we suspended our operations of our Germany subsidiary, furthermore Mobile Reach Solutions operations were suspended at the end of the 2004 calendar, to focus our efforts solely on Mobile Reach Technologies.

General

We sell our software products and services to clients who desire to increase the efficiency by which their employees access, utilize and exchange data using mobile networks. Our solutions are not dependent upon any single product or system. Currently, most mobile network hardware falls into one of two categories. Some networks serve mobile devices that are always on and are always connected to the network. Other networks serve mobile devices that are connected to the network only when users desire to access or input information. We believe that most companies would be best served by having networks that serve both mobile users whose devices are always on and other devices that are occasionally connected computers (OCC). Over time, we expect equipment manufacturers will begin introducing networks that serve both types of users on the same network. We anticipate the market will move toward standardized networks. By being ahead of this trend, we believe our platform and adaptable online-offline connection features will result in increased sales.

We began selling products and services in mid 2000 as a mobile solution provider under the name MRT. Our products and services were based on one of the leading enterprise platforms, called Remedy Action Request System, a Service Management solution. Since that time, We have established offices in the United States and Germany. Today, we have expanded our goals beyond Remedy-based enterprise platforms. Our expanded business model is to deliver the products and services customers require to deploy enterprise-wide solutions to our businesses.

Needs and Solutions of the Client

We have continued to focus our efforts within the industries that are likely to reap the highest returns on investment by deploying efficient mobile solutions. That being the following industries: pharmaceutical and healthcare, transportation and logistics, financial services, utilities and energy, education and government.

We clients have invested substantial amounts of money in enterprise application software, from providers such as Seibel, SAP, Oracle and Remedy. Enterprise applications software usually resides on servers that are designed to allow access to a network only from desktop computers, not from hand held mobile units of employees, vendors and partners. We assist clients by expanding access to existing and future enterprise applications software from desktops to mobile devices, utilizing our processes and technologies.

Our software tools allow it to efficiently solve many of the mobility problems of our clients and constitute one of our primary competitive advantages. Our client is no longer willing to buy cool technology. Clients will invest in technology only if they believe the investment will help them solve critical business processes. Consequently, our strategy combines our mobile technologies with consulting services that assist clients by identifying their business inefficiencies, develop solutions and then deploy mobile solutions that are integral parts of their everyday business process. We continue to focus our products and services solely around mobility, as we strive to become the mobile solutions leader.

Professional Services

A key component of the business strategy is to provide professional services based on industry recognized best practices that enable our clients to understand mobility solutions, define solutions that achieve specific goals that will work with their business, as well as successfully develop and implement solutions.

We combine a blend of strategy consulting, systems integration, and application development, to produce best-of-breed applications in a mobile environment. Our Professional Services Group facilitates proven business processes, by leveraging both internal and external resources to quickly develop technologies that demonstrate a strong ROI. The professional services group at We facilitates learning for organizations in mobility best practices including assessments, user interface design, workflow, development, quality assurance and implementation. Our team will assist your organization based on the scope of the project either individually, as a team or a per-project arrangement.

Software Products

MRT offers a number of software products in two broad categories:

     o Mobile Application Suites - are targeted to specific business processes for mobile workers who need immediate access to accurate data.

     o Platform Software is a collection of software products that allow both mobile devices to reach existing enterprise applications and allow rapid development of mobile forms-based applications on mobile devices.

Mobile Application Suites

Mobile Application Suites extend enterprise applications to mobile devices. Mobile applications enable improved efficiency, accuracy and access to critical information at the point of action. Mobile applications are built on Splitware(TM), our middleware system that enables the mobile extension of enterprise applications to mobile platforms.

At the current time, we provide two Mobile Application Suites:

          Mobile ITIL Suite - The Mobile ITIL Suite is an application suite of applications that enables the mobile extension of IT management applications such as help desk or call center, asset management and asset inventory.

          Mobile CARE Suite - The Mobile CARE Suite is an application suite that enables the mobile extension of a healthcare patient tracking system.

Mobile ITIL Suite

The Mobile ITIL Suite is a suite of mobile applications that enables the mobile extension of IT management applications such as help desk or call center, asset management and asset inventory. The Mobile ITIL Suite enables improved efficiency, accuracy and access to critical information at the point of action.

The Mobile ITIL Suite aligns with the industry standard ITIL (IT Infrastructure Library) which is a widely accepted approach to IT Service Management (ITSM):

          ---------------------------------------------------------------
          ITIL Process                      Mobile ITIL Suite Product
          ---------------------------------------------------------------
          Incident Management               HelpReach(TM)
          ---------------------------------------------------------------
          Configuration Management          AssetReach(TM)
          ---------------------------------------------------------------
          Change Management                 ChangeReach(TM)
          ---------------------------------------------------------------
          Custom                            SplitForms(TM) Wizard
          ---------------------------------------------------------------

The benefit provided by the applications in the Mobile ITIL Suite is:

          With HelpReach(TM) on a mobile PDA or laptop, whether connected to the server application or not, your technicians can create, look-up, assign, modify and close tickets while at the location of the incident.

          With AssetReach(TM) on a mobile scanning device, whether connected to the server application or not, your technicians can create, look-up, audit and modify asset records while at the location of the asset.

          With ChangeReach(TM) on a mobile PDA or laptop, whether connected to the server application or not, your managers and technicians can coordinate Remedy Change request tasks from any location.

Mobile CARE Suite

The Mobile CARE Suite of mobile application software is designed to present caregivers with the information necessary to deliver excellent care in each of many patient encounters. Caregivers make decisions every hour about the diagnosis, treatment and on-going therapy for the patient. At each decision point, the quality and timeliness of the information about that patient influences the quality of the patient care decisions, the success of treatment and the efficiency of the physicians and other caregivers.

The Mobile CARE Suite has been deployed to enhance the timeliness and quality of information available to caregivers at the point of care and thus to improve patient care. It is guided by the following principles:

          On an institution wide basis, the institution provides the Mobile CARE Core - common services and the anchor application of the Mobile CARE Suite

          Departments within the institution are encouraged to deploy specialized applications - the Mobile CARE Suite makes this departmental deployment very simple

          3rd party vendors are encouraged to deploy specialized applications - the Mobile CARE Suite makes this 3rd party deployment very simple

          Long term success depends upon balance of 3 constituencies:
          Institution, Caregivers & Support Organizations

Platform

Splitware(TM) - is a scaleable mobile middleware platform we are developing that will reside within the enterprise networks of our clients. It provides seamless connectivity from back office systems to simultaneous mobile users and devices.

We have designed our Splitware(TM) software to be compatible with legacy, CRM (Customer Relationship Management) and ERP (Enterprise Resource Planning) systems. This allows us to partner, develop and integrate our proprietary applications with leading enterprise systems, including Oracle, SAP, PeopleSoft, Siebel and Remedy, as well as customer-built back-office databases.

Splitware's modular design enables IT professionals to plug-in a stand-alone application or several scalable applications all at once or over an extended period of time. Its permission based access panel allows administrators to increase access to any or all-mobile users within minutes.

Splitware(TM) is compatible with Microsoft's open COM+ architecture and has been designed to leverage Microsoft's .NET initiative for providing secure mobile data solutions to enterprises and is currently in use with high security applications. Splitware(TM) consists of several component capabilities that We packages for individual customer installations based on the specific client requirements. The component capabilities are all branded with the "Split" name and include the following:

     o Server - allows the user to interface to a variety of data sources (for example, Oracle, Sybase, Remedy and SAP).

     o Cache - provides data synchronization between mobile devices and network servers.

     o Forms - is a tool that provides a simple way to build a mobile applications - this tool provides We with a great competitive advantage in delivery of production grade mobile applications.

     o Alert - provides a mechanism for urgent notification of individuals in the mobile workforce.

     o    Scan - provides bar code scanner integration into mobile applications.

     o Workflow - provides the capability to move information from individual to individual within the mobile workforce.

     o Chart - provides the capability for data charts and data graphs to display complex information in an understandable format.

     o Security - provides the capabilities for both user authentication (via advanced password functionality) and privacy of data (via advanced encryption functionality).

For each of the listed capabilities, we have enhanced each capability based on market actual sales and customer requests. This allows us to constantly keep our products relevant and competitive.

Currently, we have an agreement with Remedy Corporation to market and integrate our mobile platforms with the Remedy Action Request System. Our management team is beginning conversations with other enterprise companies, such as SAP, Siebel and Oracle, but has no agreement with such companies to date.

Third Party Products

As part of our core value proposition, we intend to first utilize our internal systems and technology. However, under certain circumstances, we will seek third party solutions and or equipment manufactures to bundle a complete solution. Third party solutions may include security applications, as well as licenses for operating systems that enable our offering to be compatible and fully compliant with client systems.

Marketing

We have identified three separate approaches to reach our clients:

     Direct. We will use our own sales force to market and sell our products. Our Sales and Marketing teams are combined to respond rapidly to the market and client needs. Each niche market, such as healthcare (and within healthcare, markets such as hospitals and pharmacies), requires teams to fully assess and meet our unique needs. We believe having the most experienced sales reps and sales engineers entrenched in specific niche markets, rather than broader industries, will lead to sales successes.

     VAR. We will enter into agreements with `value added resellers' to market our products as part of our own solutions packages. VARs will receive a discounted price from we for each license.

     OEM. ("Original Equipment Manufacturers") We will seek out established integrators to license one of our products either on a limited basis or a full proprietary basis. The integrator will essentially "license" the particular technology from us on an exclusive basis for the purposes of integration. We will seek a volume based per user fee from OEMs.

We anticipate most of our revenue will initially be derived from direct sales and sales through VARs. We do not expect OEM (Original Equipment Manufacturers) sales until our products become wildly accepted and established in the market. However, we will seek OEM opportunities as they arise.

Initially, he Company will rely primarily on direct sales to sell both our software and services. We intend to expand and recruit a sales force that is segmented into product specialties and not generalists. Successfully delivering our services will require experienced reps who understand the client's industry and daily processes.

Competitive Factors

We compete in the Mobile Middleware Market. Middleware includes software that enables back office systems and mobile devices to communicate with one another. We believe that the following factors will be essential to our competitive strength and success within this market:

Market Vision. There are several key sectors in which Mobile Middleware is projected to grow exponentially. Consequently, we have already identified, researched and tested these industry-specific applications. This will assist us in achieving our long-term vision of becoming a mobile delivery platform capable of being used across multiple products and systems. We will attempt to protect specific mobility processes of our software by filing process and delivery patents to maintain our position in the market.

Technology. We have developed extensive trade secret processes and intellectual property. We will continue to develop new products and improve existing products, such as our upcoming application compatibility and intelligent tools-sets features. By developing new technologies and combining technologies with our unique customized approach to providing mobility solutions, will be key features in competing in the emerging mobile middleware sector.

Strategic Relationships. We have identified and secured numerous relationships with channel, solution and technology companies. These relationships will enable our (i) branded software products to power the products of other companies; (ii) product and services to be a part of turn-key solutions; and (iii) technology to be ahead of the curve with regard to enterprise-grade mobility products.

Focus. Initially, we targeted one of the leading enterprise platforms, known as Remedy. In the future, we will try to leverage our experience with Remedy to work with several other industry platforms, such as; Oracle, Siebel, SAP and PeopleSoft. By leveraging proven tool-sets from these larger enterprise vendors, we will be able to rollout specific; much needed mobile solutions to customer enterprises. Our client is ready to accept a scaleable mobile solution that harnesses the power of existing back office systems for which Our potential clients have already spent millions of dollars.

Product Differentiation.

The competitive advantages that distinguish our products from other vendors are as follows:

     Scalability. Our software works for clients of all sizes, whether small organizations with a limited number of users or large organizations with thousands of users in multiple locations.

     Compatibility. Clients can maintain control over their own proprietary information and/or applications during set-up. They have the option to include groups, back office functions, or time sensitive materials by the click of a mouse. Competing products often require clients to collect data offsite during development. We software allows clients to customize continually their own mobile suite, using our powerful import tools.

     Customization. Our Mobile Enterprise Development Kit allows us and our partners to quickly respond to client demands necessary to move specific information of the client through our network to and from mobile devices.

     Precision. Our development emulator allows enterprises, partners and companies alike to test and introduce new mobile devices and changing wireless technologies into and within the mobile network.

Business Strategy

Clients seek solutions that can be used with multiple products and systems to better meet their growing needs. However, there can be no assurance that the larger Enterprise Resource Planning (ERP) and Custom Relationship Management
(CRM) companies will allow or support this much needed change. Proprietary based technologies often try to hide, allude to or disassociate themselves from standardization.

We strive to become one of the first mobility solutions companies with a software platform that works with multiple products and systems.

We have based our strategy on the following assumptions in regards to the mobile industry:

     (i) Other e-business enterprise software vendors will adopt the same principals Siebel has adopted.

     (ii) Wireless networks will advance at the rates projected by industry analysts.

     (iii) Large clients will be inclined to select a platform that works with multiple products and systems, as research indicates from Gartner, Aberdeen and ITC.

     (iv) We will be able to gain sales by heavily marketing to specific niche markets, such as Healthcare.

Sales

Our mission is to become the dominant provider of products and services that enable mobile workers to enter and have access to information when they need it. To accomplish this mission, we will listen to prospects, clients, applications software companies, hardware companies, and value added resellers to identify their key needs, develop products and services to address their needs and communicate the value proposition in which our products and services offer.

We will primarily focus our sales efforts on industries that have a high number of mobile workers that need to enter and access information to function effectively. We continues to focus our efforts on the following industries of which it believes will benefit most from our products and services as it will receive a return on investment in the shortest amount of time: Pharmaceutical and Healthcare, Transportation and Logistics, Financial Services and Utility and Energy.

We are transitioning from a pure product sales structure to a sales structure based on a complete offering of mobile products, solutions and services. The core components of the structure will include the following:

     Business Development. Our business development organization will prospect, identify, qualify, and possibly close certain opportunities.

     Account Managers. Each territory-based account manager will primarily focus on new clients in the manager's regions.

     Strategic Account Managers. Each strategic account manager will proactively manage 10-15 specific strategic accounts.

     Channel Managers. Channel managers will be responsible for improving our channel relationships and driving leads and revenue through our channel partners.

Intellectual Property

We have prepared two provisional patent applications for submittal, encompassing the bulk of our core technology processes. These applications have not yet been filed. We expect to file these applications soon and to file additional applications as we continue to develop proprietary technologies and processes behind them. There can be no assurance any patents will be granted as a result of our applications, or if granted that they will provide we with significant competitive advantages.

We have not registered any trademarks used with our products nor any of our copyrights. We rely on our common law rights to our trademarks and on the laws relating to trade secrets and proprietary know-how for protection of our copyrights. We practice is to require each of our employees, consultants and advisors to execute a Non-Disclosure Agreement (NDA). In general, the NDA states that the individuals must keep confidential and not disclose to other parties any confidential information developed or learned by the individuals during the course of their relationship with We except in limited circumstances. Also, the NDA will state that we own all copyrights and inventions conceived or developed by the individuals during the course of rendering services to we.

Employees

During the period ended July 31, 2004 we re-aligned our employees as part of both a cost cutting measure and subsidiary restructuring. We reduced our workforce from 32 employees down to 26 for the period ending April 31, 2004. We further downsized once again to 21 employees for the period ending July 31, 2004. Since July 31, 2004 to July 31, 2005 we completed the re-alignment of our core mobile business Mobile Reach Technologies and made further changes to our overall employee head count.

As of July 31, 2005 we have broken down our employee under the following:

Seven work directly within MRT., as follows:
          -One in Management & Administrative
          - Two in Sales and Marketing
          - Four in Development and Technology

The balance of our employees, work for the parent company, Mobile Reach International, Inc as executive and administrative support.

                             DESCRIPTION OF PROPERTY

We do not own any real property. Our corporate offices are located at 1919 Evans Road, Cary, North Carolina 25713 and are comprised of approximately 2,500 square feet. We currently have fulfilled our lease requirements and now are leasing month by month at $2,400.00 per month. We believe that this facility is sufficient to meet our current requirements.

LEGAL PROCEEDINGS

As of July 31, 2005, a judgment was entered against us in Alameda County, California relating to an amount owed to Shortel, Inc. of approximately $49,000. We are currently negotiating with Shortel regarding a settlement and are confident one is probable and forthcoming.

We do not anticipate these proceedings to have material adverse effect on our business or operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The names, ages and positions of our directors, executive officers and key employees are as follows:

Name                          Age      Position

A. Christopher Johnson        37       Chief Executive Officer, Director

Mark J. Lloyd                 40       Vice President, Director

Brian R. Balbirnie            33       Chief Financial Officer

Richard Rosenblum             46       Director

David Stefansky               41       Director


The business experience, principal occupations and employment, as well as the periods of service, of each of the Company's directors and executive officers during at least the last five years are set forth below.

Alan Christopher Johnson has been a director since the Company's inception, and became our interim Chief Executive Officer in August 2004. Mr. Johnson was formally the Head Trader for Index Trading for CMT London, a firm he joined in March 1999 to set up trading operations on the LIFFE. Mr. Johnson has an extensive financial banking career that involves several international derivative trading firms. Prior to joining CMT, in 1996 he co-founded S & J Derivatives Trading GmbH, a market making firm in Germany that traded on the Deutshe Terminborse. Mr. Johnson established trading operations for major international banks in Japan and Germany. He has extensive risk management and trading skills in equity options, future options, fixed income options, market making, structuring derivative products and volatility trading. Previously, Mr. Johnson worked for BNP Securities in Tokyo Japan and was in charge of re-structuring the Nikkei Index trading operation.

Mark J. Lloyd has been a director since the Company's inception and is currently our Vice President, Secretary, Chief Technical Officer and Vice President of Business Development. Mr. Lloyd founded Mobile Reach Technologies in 2000 as a mobile middleware company. He is responsible for understanding key mobility technology trends across mobile devices and wireless networks, and how these technologies can be effectively applied to deliver high-value solutions for Mobile Reach's clients. Mark works both internally with staff members to set technical direction, as well as directly with clients to identify areas where mobile and wireless technologies can provide true business benefit to them. Mr. Lloyd has several years of mobility experience including wireless device and network experience with Ericsson, Nortel & AT&T Bell Laboratories in a wide array of technologies including PDAs, SmartPhone, WAP Browsers, GSM digital cellular phones, dual-mode cellular phones and SS7 switching systems. In addition, Mr. Lloyd has a deep background in Software Processes and Object-Oriented development. In 1992, he founded a company which developed and commercialized a specialized CASE tool that enabled true Software Engineering via automated support of domain separation, graphical modeling & source code generation.

Brian R. Balbirnie has been the Chief Financial Officer since July 19, 2005; previously Mr. Balbirnie served as Chief Operating Officer from December 2003 till July 31, 2004, responsible for the day to day operations, including all facets of SEC reporting. His duties include directing corporate compliance, investor relations as well as overseeing different business units. Before joining Mobile Reach Mr. Balbirnie was a vice president and managing director with Ivue Corporation and during his tenure, Mr. Balbirnie was involved in the design and beta of one of the industries first Internet Broadcast player-less technologies. Preceding Ivue, Mr. Balbirnie spent two years consulting with several telecommunications companies in the Tampa Bay area, including GCS Telecom and Target Television, assisting in operations and M&A to build strong stockholder values and exit strategies.

Richard Rosenblum has been a director since March 7, 2005. Since July 2004, Mr. Rosenblum has been a principal of Harborview Advisors, LLC, a firm that provides structuring and financing advice to publicly and privately held firms. From August 2004 through November 2004, Mr. Rosenblum was a Managing Director of Greenfield Capital Partners, LLC, a private investment banking firm. From July 2001 until July 2004, Mr. Rosenblum was a Managing Director of Investment Banking for vFinance Investments in New York, where he was responsible for advising, structuring and financing publicly and privately held companies. From July 2001 until July 2004, Mr. Rosenblum also served as Senior Managing Partner of ACP Advisors in New York, where he was responsible for advising and raising capital for emerging growth companies. From April 1999 until July 2001, Mr. Rosenblum was a Managing Director at Robb Peck McCooey Financial Services, Inc. in New York. Mr. Rosenblum also serves on the Board of Mobile Reach International, Inc.

David Stefansky has been a director since March 7, 2005. Since July 2004, Mr. Stefansky has been a principal of Harborview Advisors, LLC, a firm that provides structuring and financing advice to publicly and privately held firms. From July 2001 until July 2004, Mr. Stefansky was a Managing Director of Investment Banking for vFinance Investments in New York, where he was responsible for advising, structuring and financing publicly and privately held companies.

Officers are elected by the Board of Directors and serve at the discretion of the Board of Directors and hold office until a successor is elected and qualified or until his/her earlier resignation or removal.

There are no family relationships between any of the above executive officers or directors, and there is no arrangement or understanding between any of the above executive officers or directors and any other person pursuant to whom the officer or director was elected to hold office.



All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor.

BOARD COMMITTEES

Our Board of Directors has an audit committee and a compensation committee. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountant. The compensation committee establishes the compensation policies applicable to our executives.


                                                EXECUTIVE COMPENSATION

-------------------------------------- ------------ ----------------- ---------- ---------------- -------------------
Name and Principal Position            Fiscal Year        Salary         Bonus      Long Term        Compensation
-------------------------------------- ------------ ----------------- ---------- ---------------- -------------------
                                                                                       Stock           Securities
                                                                                     Awards(1)         Underlying
                                                                                                         Options
-------------------------------------- ------------ ----------------- ---------- ---------------- -------------------
Alan Christopher Johnson                      2005      $120,000.(1)          -
Chairman and Chief Executive Officer          2004                 -          -
                                              2003                 -          -
                                              2002                 -          -
-------------------------------------- ------------ ----------------- ---------- ---------------- -------------------
Michael J Hewiit                              2004       $250,000(5)          -  -
Former President and CEO                      2003         $160,000.          -  $1,886,277
                                              2002                 -          -  -
-------------------------------------- ------------ ----------------- ---------- ---------------- -------------------
Mark J Lloyd                                  2005      $175,000.(2)          -                   -
Chief Technology Officer                      2004      $175,000.(2)          -                   1,088,792
                                              2003      $120,000.(2)          -                   -
                                              2002      $118,850.(2)          -                   -
-------------------------------------- ------------ ----------------- ---------- ---------------- -------------------
Brian R. Balbirnie                            2005      $105,000.(4)          -
Chief Financial Officer                       2004      $160,000.(3)          -
                                              2003      $120,000.(3)          -
                                              2002                 -          -
-------------------------------------- ------------ ----------------- ---------- ---------------- -------------------
-------------------------------------- ------------ ----------------- ---------- ---------------- -------------------


(1) Mr. Johnson since the execution of his employment agreement on April 28, 2005 has deferred all of his annualized salary subject to terms set forth in his employment agreement, allowing for the conversion of accrued salaries to be converted into common shares.

(2) The fiscal year for 2002 was the twelve-month period ended December 31.
Fiscal year 2003 was the seven-month period ended July 31, 2003. For both 2004 and 2005, the fiscal year is the twelve-month period ended July 31.

(3) The salary for the seven-month fiscal year 2003 represents the annualized salary that would have been paid during a 12-month year.

                                       34

(4) The salary expressed is annualized for the twelve month period. Mr. Balbirnie does not have an employment agreement and commenced this at will employment as an employee August 1, 2005.

(5) Of this amount, $145,833 was paid to Mr. Hewitt as the former Chief Executive Officer prior to him employment being terminated with the Company.

                        OPTION GRANTS IN LAST FISCAL YEAR

During the fiscal year ending July 31, 2005 we did not issue any new option grants.


   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

     There are no outstanding options to purchase shares of the Company's Common Stock with respect to the Named Executive Officers as of July 31, 2005

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock by each person (including any "group" as that term is used in Section 13(a)(3) of the Exchange Act of 1934) known to the Company to beneficially own 5% or more of the outstanding Common Stock, each of the Company's directors and nominees, each of the Company's executive officers and each of the Company's directors and executive officers as a group. The calculation of the percentage of the Company's Common Stock beneficially owned as of August 23, 2005 is based on 5,843,196 shares of Common Stock issued and outstanding as of that date post reverse effectiveness..

     In accordance with the rules promulgated by the Securities and Exchange Commission (the "Commission"), the ownership includes shares currently owned as well as shares that the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one person may be deemed to be beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by that person.

------------------------ --------------------- --------------------
                               Amount and
  Name and Address of          Nature of
   Beneficial Owner         Beneficial Owner     Percent of Class
------------------------ --------------------- --------------------
A. Christopher Johnson          540,243               9.26%
------------------------ --------------------- --------------------
Mark J. Lloyd                   405,481               6.95%
------------------------ --------------------- --------------------
Brian R. Balbirnie               56,250               0.96%
------------------------ --------------------- --------------------
Richard Rosenblum               462,611(1)            7.35%
------------------------ --------------------- --------------------
David Stefansky                 462,611(2)            7.35%
------------------------ --------------------- --------------------
Directors and officers
as a group                    1,927,196              31.87%
(5 persons)
------------------------ --------------------- --------------------

(1) Includes 387,500 shares of Common Stock owed indirectly by Harborview Capital, 40,584 shares of Common Stock issuable upon exercise of warrants issued to Harborview Master Fund. Also includes 12,500 shares of Common Stock held by Harborview Capital Management, LLC ("Harborview") of which Mr. Rosenblum is a principal; Also includes 8,157 shares of Common Stock issuable upon exercise of warrants issued to Mr. Rosenblum in connection with the 8% convertible Debenture. Furthermore Mr. Rosenblum owns 749 shares of common stock issued for services in connection with a February 27(,) 2004 debenture.

(2) Includes 387,500 shares of Common Stock owed indirectly by Harborview Capital, 40,584 shares of Common Stock issuable upon exercise of warrants issued to Harborview Master Fund. Also includes 12,500 shares of Common Stock held by Harborview Capital Management, LLC ("Harborview") of which Mr. Stefansky is a principal; Also includes 8,157 shares of Common Stock issuable upon exercise of warrants issued to Mr. Stefansky in connection with the 8% convertible Debenture. Furthermore Mr. Stefansky owns 749 shares of common stock issued for services in connection with a February 27(,) 2004 debenture.


                              EMPLOYMENT AGREEMENTS

In April, 2005, the Company and A. Christopher Johnson entered into an employment agreement, effective as of April 1, 2005, pursuant to which Mr. Johnson shall remain as the Chief Executive Officer of the Company shall be paid an annual salary at the rate of $120,000. Mr. Johnson's salary is scheduled to increase to $175,000 in the event the Company closes a financing with proceeds to the Company in excess of $1 million. At his election, Mr. Johnson may convert any accrued but unpaid salary into incentive stock options to purchase shares of the Company's common stock at an exercise price equal to the closing price (on the principal exchange on which the common stock is traded) of the common stock on the business day immediately preceding the date of conversion. The agreement further provides that if Mr. Johnson's employment is terminated other than for cause (as defined in the employment agreement), he will be entitled to receive an amount in cash equal to three months' base salary plus benefits for such period.

Mark J. Lloyd, President and Chief Technology Officer, is entitled to receive a base salary of $175,000 per year under his Employment Agreement. However, due to the financial condition of the Company, Mr. Lloyd has been deferring his salary at a rate of $4,583.00 per month, since April 2004. Upon the closing by the Company of financing rounds totaling over $2 million, Mr. Lloyd's base salary will increase to $175,000 per year. In such an event, Mr. Lloyd will also receive a bonus equal to 12.5% of the net sales received by the Company on certain of its contracts. Mr. Lloyd will also receive a cash bonus equal to $93,600 upon the earlier to occur of the closing by the Company of financing rounds totaling over $2 million or December 31, 2003. In the event of termination of Mr. Lloyd's employment for any reason, Mr. Lloyd is eligible for a severance payment of $93,600 in lieu of the cash bonus mentioned in the preceding sentence, plus three months of his then-current salary. Mr. Lloyd is eligible for options under the Company's Equity Compensation Plan at the discretion of the Board.

Brian Balbirnie, our Chief Financial Officer, receives a base salary of $105,000 per year. He currently does not have an employment agreement with us. Previously Mr. Balbirnie served as a consultant to the company and deferred compensation in the amount of $21,000.00. As of July 31, 2005, the amount is still owed and payable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One of the members of our Board and our Chief Executive Officer, Alan Christopher Johnson, as part of a group of investors, entered into a Secured Bridge Note dated May 31, 2004 for a total amount of $435,000. The Company, its management, the Board and Alan Christopher Johnson have agreed in principle to convert the $435,000.00 into a 8,400,000 shares of common stock pre-reverse equal to 105,000 common shares post effective reverse or 1.49% of the issued and outstanding common shares of the company.

On April 28, 2005, we entered into an employment agreement with A. Christopher Johnson, effective as of April 1, 2005, pursuant to which Mr. Johnson shall remain as the Chief Executive Officer of the Company shall be paid an annual salary at the rate of $120,000. Mr. Johnson's salary is scheduled to increase to $175,000 in the event the Company closes a financing with proceeds to the Company in excess of $1 million. At his election, Mr. Johnson may convert any accrued but unpaid salary into incentive stock options to purchase shares of the Company's common stock at an exercise price equal he closing price (on the principal exchange on which the common stock is traded) of the common stock on the business day immediately preceding the date of conversion. The agreement further provides that if Mr. Johnson's employment is terminated other than for cause (as defined in the employment agreement), he will be entitled to receive an amount in cash equal to three months' base salary plus benefits for such period. Currently, we have not made any payments under the employment agreement.

On July 19, 2005, we appointed Brian R. Balbirnie as its Chief Financial Officer. Mr. Balbirnie will receive an annual salary of $105,000. We and Mr. Balbirnie do not currently plan to execute an employment agreement.

On August 23, 2005, we engaged Harborview Capital Management LLC to provide various advisory services for 775,000 shares Common Stock which we are registering hereunder. Messrs. Rosenblum and Stefanksy, each of a member of our Board and each a Managing Director of Harborview Capital Management LLC, will receive all of those shares in equal proportion.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires officers and directors of the Company and persons who own more than ten percent of the Common Stock, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of Common Stock with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on review of the copies of such forms received by the Company with respect to 2004, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors and officers and persons who own more than 10%.

                              SELLING STOCKHOLDERS

Up to 3,188,701 shares are being offered hereby under this prospectus, all of which are being registered for sale for the account of the selling stockholders.

Except for selling stockholders with an asterisk (*) next to their names and except for Mr. Richard Rosenblum and David Stefanksy, both directors in our company who acquired a portion of his beneficial interest in consideration of service on our board of directors, the selling stockholders acquired their beneficial interests in the shares being offered hereby in connection with the private placement described in this Prospectus under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE NOTES." Messrs. Richard Rosenblum and David Stefansky, each a director in our company, acquired only part of his beneficial interest in connection with these transactions.



                            SELLING STOCKHOLDER TABLE

The following table sets forth the shares beneficially owned, as of August 19, 2005, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold.
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

------------------------------------ ---------------------- ---------------------- -------------------------------------
                                       Number of Shares      Number of Shares to   Number of Shares Beneficially Owned
                                                                be Registered        and Percent of Total Issued and
                                      Beneficially Owned      Pursuant to this          Outstanding if All Shares
                                     Prior to Offering(i)        Prospectus                Registered are Sold
------------------------------------ ---------------------- ---------------------- -------------------------------------
                                                                                        # of Shares        % of Class
------------------------------------ ---------------------- ---------------------- ---------------------- --------------

------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Bara Limited                                                          337,090 .(1)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
CMS Capital                                                           487,023 .(2)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Redwood Capital Partners, Inc.                                        224,727 .(3)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Yokim Asset Management                                                224,727 .(4)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Chardan Capital Markets                                               412,338 .(5)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
JM Investors                                                          309,253 .(6)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Alpha Capital                                                         412,338 .(7)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Professional Traders                                                  412,338 .(8)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Whalehaven Capital Fund                                               618,506 .(9)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Mayer & Associates, LLC                                              144,831 .(10)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
vFinance Investments, Inc.                    2,092                   36,883 .(11)           2,092             0.03%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Harborview Master Fund                                               206,168 .(12)             -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
David Stefansky*                            452,490   .(13)           49,955               452,490             7.35%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Richard Rosenblum*                          452,490   .(14)           49,955               452,490             7.35%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Samuel Krieger*                                 781                    3,604                   781             0.01%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Ronald Nussbaum*                                781                    3,604                   781             0.01%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Jonathan C. Rich*                               153                   20,906                   153             0.01%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Carmelo Troccoli*                                                      5,000                   -0-             0.08%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Delpresto Family LLC                                                  50,000                   -0-             0.84%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Brad Drewyor*                                 6,874                   68,750                 6,814             0.08%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Kevin Walker*                                 3,986                   62,500                 3,986             0.05%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Paige Bendixsen*                             16,250                   37,500                16,280             0.22%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Michael Le*                                  27,620                   12,500                27,620             0.40%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Nureco LLC*                                    -                      28,569                   -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
IITS*                                          -                      50,567                   -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Regency*                                       -                     181,250                   -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
William Clark*                                 -                     100,000                   -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Mark Wayner*                                   -                     125,000                   -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Brian Balbirnie*                               -                      56,250                   -0-              0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------

                                                           39



------------------------------------ ---------------------- ---------------------- -------------------------------------
                                       Number of Shares      Number of Shares to   Number of Shares Beneficially Owned
                                                                be Registered        and Percent of Total Issued and
                                      Beneficially Owned      Pursuant to this          Outstanding if All Shares
                                     Prior to Offering(i)        Prospectus                Registered are Sold
------------------------------------ ---------------------- ---------------------- -------------------------------------
Robert Souder*                                1,371                  250,000                 1,371             0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Quick Law Group*                               -                      26,250                   -0-             0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Wyrick Robbins*                                -                      70,000                   -0-             7%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
ROI Group*                                   14,125                   12,250                14,125            0.21%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Ideal Management*                              -                       6,250                   -0-             0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
DRW Investments*                               -                      21,000                   -0-             0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Stefan Ressing (GCSSR LLC)*                   4,114                   44,427                 4,114            0.06%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Lynn Fontana*                                 2,344                   25,000                 2,344            0.03%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Charles Joyce*                                5,000                   12,500                 5,000            0.07%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------
Lars Berglund*                                 -                       1,875                   -0-             0%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------

------------------------------------ ---------------------- ---------------------- ---------------------- --------------
TOTAL                                       990,471               5,201,684               990,471            14.980%
------------------------------------ ---------------------- ---------------------- ---------------------- --------------

(1) Represents (i) 187,500 shares of Common Stock issued upon conversion and settlement of debenture dated February 27, 2004, (ii) 97,403 shares of Common
Stock issuable to the selling stockholder in connection with the Note and (iii)
52,187 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE
8% CONVERTIBLE PROMISSORY NOTES."

(2) Represents (i) 156,250 shares of Common Stock issued upon conversion and settlement of debenture dated February 27, 2004, (ii) 206,114 shares of Common
Stock issuable to the selling stockholder in connection with the Note, part of which represents 200% of these shares issuable to account for the number of what we might be required to issue to the selling stockholder and (iii) 124,659 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE
8% CONVERTIBLE PROMISSORY NOTES."

(3) Represents (i) 125,000 shares of Common Stock issued upon conversion and settlement of debenture dated February 27, 2004, (ii) 64,935 shares of Common
Stock issuable to the selling stockholder in connection with the Note and (iii)
34,792 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE
8% CONVERTIBLE PROMISSORY NOTES."

(4) Represents (i) 125,000 shares of Common Stock issued upon conversion and settlement of debenture dated February 27, 2004, (ii) 64,935 shares of Common
Ctock issuable to the selling stockholder in connection with the Note and (iii)
34,792 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE
8% CONVERTIBLE PROMISSORY NOTES."

                                       40

(5) Represents (i) 250,000 shares of Common Stock issuable to the selling stockholder in connection with the Note, which represents 200% of these shares issuable to account for the number of what we might be required to issue to the selling stockholder and (ii) 162,338 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."


(6) Represents (i) 187,500 shares of Common Stock issuable to the selling stockholder in connection with the Note, which represents 200% of these shares issuable to account for the number of what we might be required to issue to the selling stockholder and (ii) 121,753 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."


(7) Represents (i) 250,000 shares of Common Stock issuable to the selling stockholder in connection with the Note, which represents 200% of these shares issuable to account for the number of what we might be required to issue to the selling stockholder and (ii) 162,338 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."


(8) Represents (i) 250,000 shares of Common Stock issuable to the selling stockholder in connection with the Note, which represents 200% of these shares issuable to account for the number of what we might be required to issue to the selling stockholder and (ii) 162,338 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."


(9) Represents (i) 375,000 shares of Common Stock issuable to the selling stockholder in connection with the Note, which represents 200% of these shares issuable to account for the number of what we might be required to issue to the selling stockholder and (ii) 243,506 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."


(10) Represents (i) 62,500 shares of Common Stock issued upon conversion and settlement of debenture dated February 27, 2004, (ii) 64,935 shares of Common Stock issuable to the selling stockholder in connection with the Note, part of which represents 200% of these shares issuable to account for the number of what we might be required to issue to the selling stockholder and (iii) 17,396 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."

(11) Represents (i) 25,000 shares of Common Stock issued under agreement dated September 2005 and (ii) 11,883 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."

(12) Represents (i) 125,000 shares of Common Stock issuable to the selling stockholder in connection with the Note, which represents 200% of these shares issuable to account for the number of what we might be required to issue to the selling stockholder and (ii) 81,168 shares of Common Stock issuable upon the exercise of Warrants issued in connection with the Notes, which represents 100% of these shares issuable under the Warrant. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES."

(13) Includes 387,500 shares of Common Stock owed indirectly by Harborview Capital, 40,584 shares of Common Stock issuable upon exercise of warrants issued to Harborview Master Fund. Also includes 12,500 shares of Common Stock held by Harborview Capital Management, LLC ("Harborview") of which Mr. Stefansky is a principal; Also includes 9,371 shares of Common Stock issuable upon exercise of Warrants issued to Mr.
Stefansky in connection with the Notes. Furthermore Mr. Stefansky owns 749 shares of Common Stock issued for services in connection with a February 27, 2004 debenture.

(14) Includes 387,500 shares of Common Stock owed indirectly by Harborview Capital, 40,584 shares of Common Stock issuable upon exercise of warrants issued to Harborview Master Fund. Also includes 12,500 shares of Common Stock held by Harborview Capital Management, LLC ("Harborview") of which Mr. Rosenblum is a principal; Also includes 9,371 shares of Common Stock issuable upon exercise of Warrants issued to Mr.
Rosenblum in connection with the Notes. Furthermore Mr. Rosenblum owns 749 shares of Common Stock issued for services in connection with a February 27, 2004 debenture.

RELATIONSHIP BETWEEN MOBILE REACH AND THE SELLING STOCKHOLDERS

Harborview Capital Management holds approximately 15% of our issued and outstanding shares of Common Stock as of August 23, 2005 (without giving effect to the purchase of their beneficial interests in the transaction described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CONVERTIBLE PROMISSORY NOTES). Each of David Stefanksy and Richard Rosenblum currently serve as non-employee directors of our company. Quick Law Group PC has provided and continues to provide legal services to our company. Except as otherwise described above, none of the selling shareholders (i) are affiliates or controlled by an affiliate of our company (ii) are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We have agreed, subject to certain limits, to bear all costs, expenses and fees of registration of the shares of Common Stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of Common Stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

o The name of each such selling stockholder and of the participating broker-dealer(s);

o    The number of securities involved;

o    The price at which such securities were sold;

o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o    Other facts material to the transaction.

The selling stockholders may use any one or more of the following methods when selling shares:

o    directly as principals;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for our account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o short sales that are in compliance with the applicable laws and regulations of any state or the United States;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this Prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling stockholder or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock. We have advised each selling stockholder that it may not use shares of Common Stock issuable upon conversion of the Notes or the Warrants and included in this Registration Statement to cover short sales of Common Stock made prior to the date on which the Registration Statement shall have been declared effective.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be approximately $20,000.in the aggregate. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 500,000,000 shares of Common Stock. As of August 19, 2005, there were 5,800,000 shares of Common Stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of Common Stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $.0001 per share. As of August 19, 2005, there were no shares of preferred stock issued and outstanding.

The preferred stock are issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of we and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

TRANSFER AGENT

Our transfer agent is Interwest Transfer Company Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, Attention: Shareholder Relations, telephone number: (801) 272-9294.

                                     AUDITOR

Since July 2003, our principal independent accountants have remained Scharf, Pera & Co., P.L.L.C ("Scharf").

During the two most recent fiscal years ending July 31, 2003 and through July 31, 2004, we have not consulted with Scharf regarding either:

(i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Marcum concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii) any matter that was either subject of disagreement or event, as defined in
Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

Scharf's opinion in our report on our financial statements for the year ended July 31, 2004 expressed substantial doubt with respect to our ability to continue as a going concern.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Quick Law Group PC, in settlement for fees owed, received 26,250 shares of Common Stock in connection with legal services rendered by them.

                                  LEGAL MATTERS

The validity of the common stock offered under this prospectus will be passed on for us by Quick Law Group PC.
                                     EXPERTS

The financial statements as of July 31, 2004 and 2003 included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, have been audited, respectively, by Scharf, Pera & Co., P.L.L.C , independent registered public accounting firm. The report expresses an unqualified opinion and includes an explanatory paragraph related to our ability to continue as a going concern and have been included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

We have filed with the SEC under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this prospectus is a part, with respect to the shares offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibour and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in our entirety by this reference.

We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

                     Judiciary Plaza 450 Fifth Street, N. W.
                                    Room 1024
                             Washington, D.C. 20549

Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at HTTP://WWW.SEC.GOV containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                -------------------------------------------------
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                          YEAR ENDED JULY 31, 2004 AND
                          ----------------------------
                      THE SEVEN MONTHS ENDED JULY 31, 2003
                      ------------------------------------

                                                                         Pages
                                                                         -----

INDEPENDENT AUDITORS' REPORT                                                 F1


FINANCIAL STATEMENTS:


    Consolidated Balance Sheet                                               F2


    Consolidated Statements of Operations                                    F3


    Consolidated Statements of Stockholders' Equity                          F4


    Consolidated Statements of Cash Flows                               F5 - F6


    Notes to Consolidated Financial Statements                         F7 - F24

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

We have audited the accompanying consolidated balance sheet of Mobile Reach International, Inc. and Subsidiaries as of July 31, 2004 and 2003, and the related consolidated statements of income, consolidated statement of changes in stockholders' deficit and consolidated statement of cash flows for the year ended July 31, 2004 and the seven months ended July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobile Reach International, Inc. and Subsidiaries as of July 31, 2004, and the results of its operations and its cash flows for the year ended July 31, 2004 and the seven months ended July 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has net stockholders' deficit, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also included in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 September 19, 2005


/s/  Scharf Pera & Co., PLLC
-----------------------------
     Scharf Pera & Co., PLLC

Charlotte, North Carolina

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                -------------------------------------------------
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------
                                  JULY 31, 2004
                                  -------------


         ASSETS
         ------

CURRENT ASSETS:
  Cash                                                              $    10,239
  Accounts receivable - trade                                           322,111
  Accounts receivable - employee                                          3,948
  Accounts receivable - other                                             2,500
                                                                    -----------


    Total current assets                                                338,798

PROPERTY AND EQUIPMENT - NET                                            138,882
                                                                    -----------

                                                                    $   477,680

         LIABILITIES AND STOCKHOLDERS' DEFICIT
         -------------------------------------

CURRENT LIABILITIES:
  Current portion of long-term debt                                 $   165,363
  Notes payable                                                         880,836
  Accounts payable                                                      747,375
  Accrued expenses                                                      560,166
  Accrued taxes and withholdings                                        481,005
  Customer deposits                                                      24,540
  Deferred income                                                        26,286
                                                                    -----------

    Total current liabilities                                       $ 2,885,571

LONG-TERM DEBT (net of current portion)                                 362,994

CONVERTIBLE DEBENTURES                                                  525,000

COMMITMENTS AND CONTINGENCIES                                              --

STOCKHOLDERS' DEFICIT:
Preferred stock; $.0001 par value;
 10,000,000 shares authorized                                              --
Common stock; par value $.0001; 50,000,000
 shares authorized, 33,394,435 shares issued
 and outstanding                                                      4,492,557
  Accumulated deficit                                                (7,788,442)
                                                                    -----------

                                                                     (3,295,885)

                                                                    $   477,680

                 See Notes to Consolidated Financial Statements
                                      (F2)

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                -------------------------------------------------
                         CONSOLIDATED INCOME STATEMENTS
                         ------------------------------
                    FOR THE YEAR ENDED JULY 31, 2004 AND THE
                    ----------------------------------------
                        SEVEN MONTHS ENDED JULY 31, 2003
                        --------------------------------


                                                       2004            2003
                                                   ------------    ------------

NET REVENUES:
    Software license, maintenance, and support
      fees                                         $    591,193    $     94,312
    Product sales                                       854,710            --
    Professional services                               132,225            --
    Other revenue                                        11,731            --
                                                   ------------    ------------
         Total revenues                               1,589,859          94,312

COST AND EXPENSES:
    Cost of revenues                                    937,833         185,284
    Sales and administrative                          3,547,034       1,656,599
    Depreciation                                         46,548          11,560
    Bad debt expense                                     31,705            --
                                                   ------------    ------------
         Total cost and expenses                      4,563,120       1,853,443
                                                   ------------    ------------

LOSS FROM OPERATIONS                                 (2,973,261)     (1,759,131)
                                                   ------------    ------------

OTHER (EXPENSE) INCOME:
    Interest expense                                   (242,532)        (34,285)
    Contingency gain (loss)                             105,000        (105,000)
    Net liabilities exceeding assets on
      acquisition                                       (22,148)           --
    Loss on sale of property                            (10,263)           --
    Currency translation gain and
     interest income                                        344             100
                                                   ------------    ------------
         Total other (expenses) income                 (169,599)       (139,185)
                                                   ------------    ------------

NET LOSS BEFORE INCOME TAXES                         (3,142,860)     (1,898,316)
                                                   ============    ============

INCOME TAX (EXPENSE) BENEFIT                               --              --
                                                   ------------    ------------

NET LOSS                                             (3,142,860)     (1,898,316)
                                                   ============    ============

NET LOSS PER SHARE - BASIC AND DILUTED                    (0.11)         (0,14)
                                                   ============    ============

WEIGHED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC AND DILUTED                                    27,891,651      13,482,257
                                                   ============    ============


                 See Notes to Consolidated Financial Statements
                                      (F3)




                                        MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                                        -------------------------------------------------
                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS DEFICIT
                                         ----------------------------------------------
                            FOR THE YEAR ENDED JULY 31, 2004 AND THE SEVEN MONTHS ENDED JULY 31, 2003
                            -------------------------------------------------------------------------



                                         Preferred Stock                   Common Stock
                                   ----------------------------    ----------------------------     Accumulated
                                      Shares          Amount          Shares          Amount          Deficit         Total
                                   ------------    ------------    ------------    ------------    ------------    ------------
Balances at December 31, 2002           768,000    $    192,000      16,109,037    $    778,556    $ (2,747,266)   $ (1,776,710)
                                   ------------    ------------    ------------    ------------    ------------    ------------

Issuance of common stock                   --              --        17,646,522       1,058,788            --         1,058,788
Conversion of debt and
  interest                                 --              --        12,256,783         735,407            --           735,407
Issuance of stock as
  compensation                             --              --         5,730,953         343,857            --           343,857
Issuance of stock for note
  payable and fee for services             --              --         3,000,000         180,000            --           180,000
Accrued wages converted to
  stock options                            --              --              --            32,680            --            32,680
Net loss                                   --              --              --              --        (1,898,316)     (1,898,316)
                                   ------------    ------------    ------------    ------------    ------------    ------------

Balance prior to merger                 768,000         192,000      54,743,295       3,129,288      (4,645,582)     (1,324,254)
Conversion of common stock in
  merger                                   --              --       (36,725,131)           --              --              --
Conversion of preferred stock          (768,000)       (192,000)        505,555         192,000            --              --
Common stock owned by Asphalt
  Paving International, Inc.
  Stockholders                             --              --         5,112,461            --              --              --
                                   ------------    ------------    ------------    ------------    ------------    ------------

Balances at July 31,2003                   --              --        23,636,180       3,321,288      (4,645,582)     (1,324,254)
                                   ------------    ------------    ------------    ------------    ------------    ------------

Issuance of common stock                   --              --         5,005,168       1,006,027            --         1,006,027
Issuance of stock as fee for
  service                                  --              --           803,125          86,500            --            86,500
Issuance of stock in
settlement of litigation                   --              --           700,000          74,716            --            74,716
Issuance of stock on option
  exercise                                 --              --         1,949,962           4,026            --             4,026
Issuance of stock on acquisition           --              --         1,300,000            --              --              --
Net Loss                                   --              --              --              --        (3,142,860)     (3,142,860)
                                   ------------    ------------    ------------    ------------    ------------    ------------

                                           --              --        33,394,435    $  4,492,557    $ (7,788,442)   $ (3,295,885)
                                   ============    ============    ============    ============    ============    ============


                                         See Notes to Consolidated Financial Statements
                                                              (F4)

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                -------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                    FOR THE YEAR ENDED JULY 31, 2004 AND THE
                    ----------------------------------------
                        SEVEN MONTHS ENDED JULY 31, 2003
                        --------------------------------



                                                        2004           2003
                                                     -----------    -----------
Cash flows from operating activities:
  Net loss                                           $(3,142,860)   $(1,898,316)

  Adjustments to reconcile net loss to net cash
    used in by operating ctivities:
    Depreciation                                          48,068         11,560
    Contingency loss                                        --          105,000
    Stock issued for compensation and fees               161,216        448,759
    Loss on disposal equipment                            17,693           --
    Liabilities in excess of assets                       22,148           --
  Changes in operating assets and liabilities:
    Decrease in prepaid expenses                            --            1,056
    (Increase) decrease in accounts receivable          (153,197)        16,979
    Increase in accounts payable                         669,120         14,874
    Increase in notes payable to vendors                    --          265,413
    Increase in accrued expenses, taxes &
     withholdings                                        376,302          5,123
    Increase (decrease) in deferred revenue               50,214         (7,560)
                                                     -----------    -----------

      Net cash used in operating activities           (1,951,296)    (1,037,112)
                                                     -----------    -----------

Cash flows from investing activities:
    Proceeds from the sale of equipment                    4,730
    Purchases of property and equipment                  (46,223)       (13,924)
                                                     -----------    -----------

      Net cash used in investing activities              (41,493)       (13,924)
                                                     -----------    -----------

Cash flows from financing activities:
    Principal payments on long-term debt                (170,440)        (1,442)
    Proceeds from common stock issuance                1,006,220      1,058,788
    Proceeds from issuance of debentures                 525,000           --
    Proceeds from long-term debt                         605,000         12,037
                                                     -----------    -----------

      Net cash provided by financing activities        1,965,780      1,069,383
                                                     -----------    -----------

Net increase in cash                                     (27,009)        18,347

Cash - beginning of year                                  37,248         18,901
                                                     -----------    -----------

Cash - end of year                                   $    10,239    $    37,248
                                                     ===========    ===========


                 See Notes to Consolidated Financial Statements
                                      (F5)

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                -------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                   FOR THE YEARS ENDED JULY 31, 2004 AND 2003
                   ------------------------------------------
                                   (continued)



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
--------------------------------------------------

                                                             2004         2003
                                                           --------     --------

Cash payments for:
  Interest                                                 $  6,579     $ 12,440

Cash received from:
  Interest                                                      215          100

Conversion of accrued wages to notes payable                   --         49,908

Conversion of debt and interest to common stock                --        735,407

Conversion of note payable for wages and
  interest to common stock                                     --         75,098


Acquisition of Waves
  Assets assumed:
    Cash                                                   $  2,923
    Accounts receivable                                     143,194
    Inventory                                                 7,457
    Property and equipment - net                            127,494
                                                           --------

                                                            281,068

  Liabilities assumed:
    Accounts payable                                         67,134
    Notes payable                                           109,024
    Long-term debt                                          110,965
    Accrued expenses                                         16,093
                                                           --------

                                                            303,216
                                                           --------
  Net liabilities in excess of assets assumed              $ 22,148
                                                           ========


                 See Notes to Consolidated Financial Statements
                                      (F6)

                MOBILE REACH INTERNATIONAL, INC. AND SUBSIDIARIES
                -------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                    FOR THE YEAR ENDED JULY 31, 2004 AND THE
                    ----------------------------------------
                        SEVEN MONTHS ENDED JULY 31, 2003
                        --------------------------------


Note 1 - Going Concern:
-----------------------

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in the twelve months ended July 31, 2004 and the seven months ended July 31, 2003 of $3,142,860 and $1,898,316, respectively. The Company, as of July 31, 2004, is in default on certain notes payable, payroll taxes and other payables. In addition, the Company has used substantial amounts of working capital in its operations. Further, at July 31, 2004, the Company's current liabilities exceed current assets by $2,546,773, and the Company has an accumulated deficit of $3,295,885.

     In view of these matters, management has sought out additional investment sources to raise additional funds. However, no assurance can be given that the Company will continue as a going concern without the successful completion of additional financing. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

     As a result of the delinquencies and defaults, the Company may be subject to collection actions whenever agreements can not be reached, including, but not limited to, litigation, foreclosure and/or seizure of assets and bank accounts.



Note 2 - Business Combinations:
-------------------------------

     Mobile Reach International, Inc. ("the Company"), a Delaware Corporation, was formed in July 2003. The Company completed a share exchange agreement with Asphalt Paving International, Inc. ("API") on July 30, 2003. Subsequently, the Company completed a share exchange agreement with Mobile Reach Technologies, Inc. ("MRT") (including its German subsidiary, Mobile Reach Technologies, GmbH) on July 31, 2003. Former stockholders of MRT received 18,523,720 shares of common stock of the Company, and the former stockholders of API received 5,112,460 shares of common stock of the Company. Due to the stock-holders of MRT receiving the larger portion of the voting rights of the combined entity (Mobile Reach International, Inc.), the share exchange agreements and mergers have been treated as a reverse acquisition of API by MRT,. The Company accounted for the acquisition of API as prescribed by the Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combination. The Company did not record any amount for goodwill on the acquisition of API, because API had no assets or liabilities on the date of acquisition.

                                      (F7)

-------------------------------------------

     The Company has adopted a July 31 fiscal year end. The consolidated statement of operations for the seven months ended July 31, 2003 includes the results from operation of MRT for the seven months ended July 31, 2003 and the results from operations of API from the date of acquisition, July 30, 2003, to July 31, 2003.

     Effective January 2, 2004, the Company completed a share exchange agreement with Waves Consulting Group, Inc ("Waves"), which sells and services digital telecommunications and computer network systems. The Company exchanged 1,300,000 shares of restricted common stock for all the issued and outstanding common stock of Waves. The Company accounted for the acquisition of Waves as prescribed by statement of SFAS No. 141, "Business combinations". The Company did not record any amount of goodwill for this merger. However; the Company did record an expense of $22,148 representing the amount that Waves' liabilities exceeded assets on January 2, 2004. The consolidated financial statements include the results from operations for Waves from January 2, 2004 to July 31, 2004. Subsequent to the acquisition, the Company changed this subsidiary's name to Mobile Reach Solutions, Inc ("MRS").



Note 3 - Summary of Significant Accounting Policies:
----------------------------------------------------

     Organization and Principles of Consolidation:


          The accompanying consolidated financial statements include the accounts of MRS, Mobile Reach Technologies, Inc. ("MRT") and its subsidiary company, Mobile Reach Technologies, GmbH (German Company).


          The Company's principle operations have been conducted under the names of its wholly owned subsidiaries MRS and MRT. The consolidated financial statements include the holding company Mobile Reach International, Inc. along with its subsidiaries mentioned above. All significant inter-company transactions and balances have been eliminated on consolidation.


     Nature of Business:

          Mobile Reach Technology, Inc. sells mobility software products and development services in the United States of America and Europe.

          Mobile Reach Solutions, Inc. sells and services digital telecommunication and computer network systems in the United States of America.


     Cash and cash equivalents:

          The Company considers all highly liquid investments having an original maturity of three months or less to be cash equivalents. Amounts invested may exceed federally insured limits at any given time.

                                      (F8)

----------------------------------------------------------------

     Property and equipment:

          Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from two to five years. Maintenance and repairs are charged to operations and betterments are capitalized.


     Income taxes:

          The Company accounts for income taxes under the provisions of the Financial Accounting Standards Board ("FASB") statement of SFAS No. 109, "Accounting for Income Taxes." SFAS No.109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.


     Loss per share:

          The Company calculates loss per share in accordance with SFAS No. 128, "Earnings per Share", which requires the presentation of basic and diluted earnings per share. Basic loss per share excludes dilution and is computed by dividing loss by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Potential common shares are excluded from the computation of diluted earnings per share when a loss exists because the effect would be antidilutive (Note 12).


     Use of accounting estimates:

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

                                      (F9)

----------------------------------------------------------------

     Fair value of financial instruments:

          The Company's financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, credit facilities and long-term debt. The carrying amounts of these financial instruments approximate fair value due to their short maturities and variable rates of interest. The carrying amounts of long-term debt approximate their fair values based on current rates available for similar types of instruments.

          The Company did not have any outstanding financial derivative instruments.

     Reclassifications:

          Certain amounts in the financial statements for the seven months ended July 31, 2003 have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

     Revenue recognition:

          Revenues are generated from the license of software products, professional service arrangements, maintenance and support services. Software license revenue is recognized in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2 "Software Revenue Recognition" ("SOP 97-2") and related interpretations and amendments as well as Technical Practice Aids issued from time to time by the AICPA.

          Revenue from software arrangements is recognized only when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Under certain circumstances, software license revenue is deferred until all criteria of SOP 97-2 are met. Certain arrangements contain provisions which result in the recognition of revenue from software licenses ratably over the term of the contract or in accordance with long-term contract accounting.

          In instances when professional services are performed on fixed price agreements of relatively short duration, the completed contract method of accounting is used whereby revenue is recognized when the work is completed. Customer payments and billed amounts due from customers in excess of recognized revenue are recorded as deferred revenue.

          Revenue from maintenance and support agreements is recognized on a straight-line basis over the term of the related agreement.

          Revenue from product sales is recognized when product is shipped from suppliers to the customer. Customer prepayments for hardware products are classified as customer deposits.

                                     (F10)

----------------------------------------------------------------

          For software arrangements with multiple elements, revenue is recognized using the residual method prescribed by SOP 98-9, "Modification of SOP 97-2 `Software Revenue Recognition' with Respect to Certain Transactions." Revenue applicable to undelivered elements, principally software maintenance, training and implementation services, is determined based on vendor specific objective evidence ("VSOE") of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and normal prices charged for training and professional services). Revenue applicable to elements for which VSOE of fair value is not determinable is deemed equal to the remainder/residual amount of the fixed arrangement price. Assuming none of the undelivered elements and VSOE of fair value exists for all undelivered elements are essential to the functionality of any of the delivered elements, the residual revenue attributed to the delivered elements is recognized when all other criteria for revenue recognition for those elements have been met.

     Product development:

          Costs for advertising and research and development are expensed as incurred.

     Accounting for stock-based compensation:

          Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" and related interpretations. Stock-based awards are accounted for under the provisions of SFAS No. 123, which allows the Company only to disclose the effects on net income or loss of the fair value of the options.

     Segment Information:

          The Company adopted SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information" regarding operating segments in financial statements. SFAS 131 also establishes standards for related disclosures about products, services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company's principal operating segments.

                                     (F11)

----------------------------------------------------------------

     Concentrations of Credit Risk:

          The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains its cash balances with multiple reputable financial institutions in the form of demand deposits.

     Recent pronouncements:

          SFAS No. 149 -- In April 2004, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which is effective for contracts entered into or modified after June 30, 2004 and for hedging relationships designated after June 30, 2004. This statement amends and clarifies financial accounting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities under SFAS 133. The adoption of SFAS No. 149 did not have a material effect on the financial statements of the Company.

          SFAS No. 150 -- In May 2004, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" which is effective for financial instruments entered into or modified after May 31, 2004, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2004. This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not have a material effect on the financial statements of the Company.

          FASB Interpretation No. 45 -- "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57 and 107". The initial recognition and initial measurement provisions of this Interpretation are to be applied prospectively to guarantees issued or modified after July 31, 2002. The disclosure requirements in the Interpretation were effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FASB Interpretation No. 45 did not have a material effect on the financial statements of the Company.

                                     (F12)

----------------------------------------------------------------

          FASB Interpretation No. 46 -- In January 2004, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities." FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2004. It applies in the first fiscal year or interim period beginning after June 15, 2004, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2004. The adoption of FIN 46 did not have a material impact on the Company's financial statements.


Note 4 - Property and Equipment:
--------------------------------

          The principal categories and estimated useful lives of property and equipment at July 31, 2004 and 2003 are as follows:

                                                                      Estimated
                                                                        Useful
                                           2004           2003          Lives
                                        ----------     ----------       -----

   Office equipment                          2,772     $    8,602    2 - 5 Years
   Computer equipment and software          88,008         67,285      3 Years
   Automobiles & trucks                    120,747           --        5 Years
                                        ----------     ----------
                                           211,527         75,887
   Less: accumulated depreciation          (72,645)       (40,234)
                                        ----------     ----------

                                        $  138,882     $   35,653
                                        ==========     ==========


Note 5 - Notes Payable:
-----------------------

          Notes payable at July 31, 2004 and 2003 consisted of the following:

                                                        2004           2003
                                                     ----------     ----------
   Note payable to Chief Executive Officer
     dated October 2003; bearing interest at
     6.0 percent; converted to preferred stock
     in October 2004.                                $  285,000           -
   Note payable dated September 2003; in
     default as all principal and interest was
     due February 8, 2004; interest of $20,000
     per month while in default.                        230,000           -
   Note payable dated November 2003; in
     default as all principal and interest was
     due April 2004; interest of $5,000 per
     month while in default.                             50,000           -

                                      (F13)

-----------------------------------

   Note payable dated December 2003; bearing
     interest at 18.0 percent; in default as
     all principal and interest was due January
     2004.                                               40,000           -
   Equipment obligations dated March and June
     2003; bearing interest at approximately
     20.0 percent; in default at July 31, 2004;
     collateralized by office equipment costing
     $12,037; paid in full September 2004.               11,955           -
   Note payable to employee and former owner
     of Waves dated January 2004; bearing
     interest at 6.0 percent; no specified
     repayment terms.                                    97,642           -
   Capitalized leases dated January 2001;
     bearing interest at approximately 20.0
     percent; collateralized by office
     equipment costing $5,981; in default as
     final payment was due September 2003.                  918           -
   Note payable dated July 25, 2003 for legal
     fees; bearing interest at 12.15 percent
     through September 30, 2003; in default at
     October 1, 2003 as all principal and
     interest was due September 30, 2003; bears
     interest at 15 percent when in default;
     collateralized by all tangible and
     intangible assets of the Company; 164,565
     warrants issued to holder of note to
     purchase common stock of the Company; paid
     in full March 2004.                                    -          150,000
   Note payable dated July 17, 2003 to vendor;
     bearing interest at 5 percent; in default
     at July 31, 2004, all principal and
     interest paid September 2004.                       115,413       115,413
   Note payable for accrued wages; bearing
     interest at 6 percent; due and payable
     with interest at the earliest of (a)
     Company obtaining debt or equity funding
     greater than $1,000,000 in a quarter or
     (b) Company earns revenues of $1,000,000
     in a quarter                                         49,908        49,908
                                                      ----------    ----------
                                                      $  880,836    $  315,321
                                                      ==========    ==========

                                     (F14)

Note 6 - Accrued Expenses:
--------------------------

     Accrued expenses at July 31, 2004 and 2003 consisted of the following:

                                               2004                  2003
                                           -----------           -----------

     Accrued salaries and wages            $   168,328           $   250,180
     Accrued interest                          218,633                28,099
     Accrued consulting fees                   160,000                  -
     Accrued other expenses                     13,205                  -
                                           -----------           -----------
                                           $   560,166           $   278,279
                                           ===========           ===========


     Accrued salaries and wages arise from the Company's inability to pay certain employees their full salaries and wages at certain periods throughout 2004, 2003, 2002 and 2001. In July 2003, $32,680 of accrued salaries was converted into 107,491 options to purchase shares of common stock of Mobile Reach International, Inc. In June 2004, $74,716 of accrued salaries was converted into 700,000 shares of common stock in settlement of litigation brought by a former employee.

     Accrued consulting fees represent a tentative settlement reached in arbitration with an independent contractor consultant. The initial demand for arbitration made by the consultant was $350,000 plus interest. The Company has accrued $160,000 for this claim based on the tentative settlement reached. No agreement has been reached as to how and when payment would be made. If not completely settled, the case will be arbitrated in April 2005.


Note 7 - Accrued taxes and withholdings:
----------------------------------------

     Accrued taxes and withholdings at July 31, 2004 and July 31, 2003 of $481,005 and $56,097, respectively, are comprised of employee withholdings, payroll taxes, interest and penalties. The Company is in arrears in remitting withholdings and payroll taxes as required by the Internal Revenue Service.

                                     (F15)

Note 8 - Long-Term Debt:
------------------------

     Long-term debt at July 31, 2004 and 2003 consisted of the following:

                                                        2004            2003
                                                     -----------     -----------
   Capitalized leases dated January 2001;
     payable in 36 installments of $249
     including interest at approximately 20
     percent; collateralized by office
     equipment costing $5,981; in default at
     July 31, 2004 reclassified to current
     notes payable (see Note 5).                            -        $       918
   Note payable to assignees of a former
     officer in redemption of 6,000,000 shares
     of common stock; interest at 5 percent;
     payable in three annual installments
     including interest beginning April 30,
     2005                                                395,000         395,000
   Note payable to assignees of a former
     officer and director for accrued salary;
     interest at 5 percent; payable in three
     annual installments including interest
     beginning April 30, 2005                             31,450          31,450
   Notes payable dated August and October
     2003; due in 60 monthly installments of
     $1,873 including interest at 6.98 percent;
     secured by vehicles costing $120,747.               101,907            -
   Note payable dated March 2003; payable in
     36 installments of $203 including interest
     at approximately 20 percent collateralized
     by office equipment costing $4,981; in
     default at July 31, 2004 reclassified to
     current notes payable (see Note 5).                    -              4,899
   Note payable dated June 2003; payable in 36
     installments of $129 including interest at
     approximately 20 percent; collateralized
     by office equipment costing $3,173; in
     default at July 31, 2004 reclassified to
     current notes payable (see Note 5).                    -              3,173




   Note payable dated June 2003; payable in 48
     monthly installments of $128 including
     interest at approximately 20 percent;
     collateralized by office equipment costing
     $3,883; in default at July 31, 2004
     reclassified to current notes payable (see
     Note 5).                                               -             3,883
                                                     -----------     ----------
                                                         528,357        439,323
   Less current portion                                 (165,363)        (4,075)
                                                     -----------     ----------
                                                     $   362,994     $  435,248
                                                     ===========     ==========

                                     (F16)

------------------------------------

     At July 31, 2004, long-term debt is due in aggregate annual installments as follows:

              Year ending July 31,
                      2006                         $    165,188
                      2007                              166,848
                      2008                               26,480
                      2009                                4,477
                   Thereafter                               -
                                                   ------------
                                                   $    528,357


Note 9 - Convertible Debentures:
--------------------------------

     In March 2004, the Company issued $525,000 of 5% convertible debentures that mature on March 15, 2007. The debentures are convertible into the Company's common stock at a conversion price of $0.16 per share. Interest accrues from March 15, 2004 and is due and payable on the maturity date. Interest accrued on debentures that are converted into common stock may be paid in cash or with common stock (conversion price $0.16 per share). In connection with the issuance of these debentures, the Company issued 976,173 common stock purchase warrants at an exercise price of $0.32 per share. The warrants expire March 31, 2006 and no warrants were exercised at July 31, 2004.



Note 10 - Stockholders' Equity:
-------------------------------

     During the seven months ended July 31, 2003, 17,646,522 pre-merger shares were sold at $0.06 per share, resulting in $1,058,788 proceeds from the shares issued. Upon completion of the merger, these shares were converted into 5,808,224 shares of the Company.

     During the seven months ended July 31, 2003, $735,407 of principal and interest of convertible debt of MRT were converted into 12,256,783 pre-merger shares at a rate of $0.06 per share. Upon completion of the merger, these shares were converted into 4,034,167 shares of the Company.

     In March 2003, the Chief Executive Officer of the Company was issued 5,730,953 pre-merger shares as a signing bonus in connection with the employment agreement with the Chief Executive Officer. The Company recorded compensation expense of $343,857 ($0.06 per share) in connection with this issuance of stock. Upon completion of the merger with API, these shares were converted into 1,886,272 shares of the Company.

                                     (F17)

-------------------------------------------

     In July 2003, the Company issued 3,000,000 pre-merger shares to a consultant and former employee. The shares were issued in exchange for the cancellation of a promissory note dated September 12, 2002, with a balance, including interest, of $75,098, and for financial advisory services provided to the Company. The Company recorded consulting fee expenses of $104,902 in connection with this issuance. The issuance of 3,000,000 pre-merger shares represents $0.06 per share for the total $180,000 consideration. Upon completion of the merger with API, these shares were converted into 987,413 shares of the Company.

     In connection with the merger with API, 768,000 shares of Series A convertible Preferred stock of MRT were converted into 505,555 shares of the Company.

     As discussed in Note 2, the Company issued 1,300,000 shares of restricted common stock in the acquisition of Waves

     During the year ended July 31, 2004, the Company issued 5,005,168 shares of common stock for $1,006,027.

     During the year ended July 31, 2004, the Company issued 803,125 shares of restricted common stock for investment banking and investor relations fees. The Company recorded $86,500 of expenses in connection with the issuance of these shares representing the value of the services provided by the consultants.

     In May 2004, the Company settled litigation with a former employee in exchange for 700,000 shares of common stock. The Company had previously accrued $74,716 for compensation due to the former employee.

     During the year ended July 31, 2004, the Company issued 1,949,962 shares of restricted common stock on the exercise of options (See Note 11). The options were exercised for $193 cash and an account receivable from an employee for $3,833.

     The Company is authorized to issue 10,000,000 shares of preferred stock. At July 31, 2004, no shares were issued or outstanding.

                                     (F18)

Note 11 - Stock Options and Warrants:


     The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's restricted common stock issued to employees, consultants and shareholders at July 31, 2004:


                                                                Weighted-
                                             Number of           Average
                                              Options         Exercise Price
                                            ----------        --------------
   Outstanding December 31, 2002             4,560,000            $0.04
     Options issued                          7,836,204             0.09
     Options expired                          (510,510)            0.16
                                            ----------
   Balance prior to merger                  11,885,704             0.07
     Options converted                      (7,974,119)            0.07
                                            ----------
     Outstanding July 31, 2003               3,911,585             0.07
     Options issued                          4,340,000             0.02
     Options expired                           (69,746)            0.02
     Options exercised                      (1,949,962)            0.002
                                            ----------
   Outstanding July 31, 2004                 6,231,877             0.05
                                            ==========



     The Company has adopted the disclosure only provisions of SFAS 123 "Accounting for Stock-Based Compensation". The Company determined that the options issued had no value using the Black Scholes pricing and a 50 percent volatility factor at the date of grant. Accordingly, the net loss of $3,142,860 and $1,898,316 for the years ended July 31, 2004 and the seven months ended July 31, 2003, respectively, would be unchanged because no compensation would be recognized.


     In July 2003, the Company issued a warrant to purchase 2,000,000 shares at an exercise price of $0.01 per share. Upon completion of the merger, this warrant was converted into a warrant to purchase 658,275 shares at an exercise price of $0.01 per share. This warrant was issued to a consultant and former employee in connection with financial advisory services provided to the Company. The warrant was contingent upon the consultant raising $1,000,000 in capital for the Company. Using the Black Scholes pricing model and a 50 percent volatility factor, the Company determined the warrant had no value and there was no expense recorded for the grant of the warrant. The warrant expired during the year ended July 31, 2004.


     In July 2003, the Company issued warrants to purchase 164,565 shares at an exercise price of $0.18 per share. The warrants were issued in connection with a note payable (Note 5) to a provider of legal services to the Company. Using the Black Scholes pricing model and 50 percent volatility factor, the Company determined the warrants had no value and there was no expense recorded for the grant of the warrant. The warrants had not been exercised at July 31, 2004.

                                     (F19)



Note 11 - Stock Options and Warrants (continued):
-------------------------------------------------

     During the year ended July 31, 2004, the Company issued 200,000 warrants at an exercise price of $0.001 per share and 1,000,000 warrants at an exercise price of $0.01 per share in connection with the issuance of notes payable. Using the Black Scholes pricing model and 50 percent volatility factor, the Company determined the warrants had no value and there was no expense recorded for the grant of the warrants. The warrants had not been exercised at July 31, 2004.

     In March 2004, the Company issued 976,173 warrants at an exercise price of $0.32 per share to holders of debentures (Note 9). Additionally, investment banking consultants involved in the issuance of the debentures were issued
622,890 warrants at the exercise price of $0.32 per share. Using the Black
Scholes pricing model and 50 percent volatility factor, the Company determined the warrants had no value and there was no expense recorded for the grant of the warrants. The warrants had not been exercised at July 31, 2004.



Note 12 - Loss per share:
-------------------------

     A reconciliation of basic loss per share to diluted earnings per share is presented below.

                                                                                 Per share
                                                    Net Loss        Shares        Amount
                                                  ------------   ------------     -------
   Seven months ended July 31, 2003:
   Basic EPS
     Loss available to common shareholders        $ (1,898,316)    13,482,257     $(0.14)
   Effect of Dilutive Securities
     Stock options and warrants                           -              -           -
                                                  ------------   ------------     -------
                                                  $ (1,898,316     13,482,257     $ (0.14)
                                                  ============   ============     =======

   Year ended July 31, 2004:
   Basic EPS
     Loss available to common shareholders        $ (3,142,860)    27,891,651      $(0.11)
   Effect of Dilutive Securities
     Stock options and warrants                           -              -            -
                                                  ------------   ------------     -------
                                                  $ (3,142,860)    27,891,651     $ (0.11)
                                                  ============   ============     =======

                                          (F20)

Note 13 - Income Taxes:


     Deferred income taxes are provided in recognition of temporary differences in reporting certain revenues and expenses for financial statement and income tax purposes.


     Net deferred tax assets/(liabilities) consisted of the following components as of July 31, 2004:

                                         Current      Long-Term        Total
                                       -----------   -----------    -----------
  Year ended July 31, 2004:
   Deferred tax assets:
    Net operating loss carryover       $      --     $ 2,670,000    $ 2,670,000
                                       -----------   -----------    -----------

   Deferred tax liabilities                   --            --             --
                                       -----------   -----------    -----------
                                              --       2,670,000      2,670,000
  Valuation allowance                         --      (2,670,000)    (2,670,000)
                                       -----------   -----------    -----------
  Net deferred tax asset               $      --     $      --      $      --
                                       ===========   ===========    ===========

     The ultimate realization of these assets is dependent upon the generation of future taxable income sufficient to offset the related deductions and loss carryover within the applicable carryover period. The valuation allowance is based on the uncertainty of the Company's ability to generate sufficient taxable income in future years to fully utilize the net operating loss carryover. Additionally, the realization of these assets is dependent upon the filing of tax returns for the current and prior years which are unfiled.


     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the year ended July 31, 2004 due to the following:

                                                     Year           Seven months
                                                    ended               ended
                                                  7/31/2004           7/31/2003
                                                 -----------         -----------
   Computed "expected" tax (expense)/benefit     $ 1,100,000         $  664,441
     Increase/(decrease) in income taxes
       resulting from:
         Temporary differences                    (1,068,030)          (664,441)
         Permanent differences                       (31,970)              -
                                                 -----------         -----------
                                                 $      -            $     -
                                                 ===========         ===========


     The Company has not filed tax returns for 2003, 2002 and 2001. Dependent on filing these returns, the Company will have net operating loss carryforwards of approximately $7,600,000, which begin to expire in 2020.

     The Tax Reform act of 1986 contains provisions which limit the ability to utilize net operating loss, capital loss, and various tax credit carryovers in the case of certain events including significant changes in ownership interest. If the Company's tax carryovers are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryover, the Company would incur a federal income tax liability even though these loss carryovers would be available in future years.

                                     (F21)



Note 14 - Pro-Forma Financial Information:
------------------------------------------

     The following pro-forma data summarizes the results of operations for the year ended July 31, 2004 and the seven months ended July 31, 2003, as if the mergers with Waves had been completed January 1, 2003:

                                                   Year             Seven months
                                                   ended               ended
                                                 7/31/2004           7/31/2003
                                                -----------         -----------

   Net revenue                                  $ 2,125,115         $   813,933
   Operating loss                                (3,326,744)         (1,698,957)
   Loss per shared - basic and diluted                (0.12)              (0.07)



Note 15 - Employee Benefit Plan:
--------------------------------

     During the year ended July 31, 2004, the Company established a 401(k) plan covering all employees over twenty-one years of age with more than thirty days of service. Under the plan, participants are able to make voluntary contributions of up to 60 percent of compensation and 100 percent of any bonuses received, subject to limitations. In addition, the Company can match contributions on a discretionary but uniform basis.

     For the year ended July, 31, 2004, the Company record no expenses related to the plan.


Note 16 - Segment Information:
------------------------------

     The Company reports financial results on the basis of two business segments: a computer hardware application group and a software application group.

     The following is selected business segment financial information for the year ended July 31, 2004 (there was only the software application group existing at July 31, 2003):

                               Software           Hardware
                               --------           --------
                              Applications       Applications        Eliminations         Total
                              ------------       ------------        ------------         -----

Revenues                      $   446,918          1,144,458          $ (1,517)        $ 1,589,859
Operating loss                 (2,921,648)          (221,212)             -             (3,142,860)
Depreciation                       25,730             20,728              -                 46,458
Segment Assets                     96,837            380,843              -                477,680
Expenditures for property
 and equipment                     19,011             31,436              -                 50,447

                                                (F22)

Note 17 - Legal Matters:
------------------------

     As discussed in Note 6, the Company has accrued $160,000 of consulting fees based on a tentative settlement reached in arbitration.

     The Company was subject to collection proceedings in connection with a note payable of $115,413 (Note 5) at July 31, 2004. The debt was paid in full in September 2004. The Company paid $28,201 in excess of principal and interest on this note in settlement, this amount is included in accounts payable at July 31, 2004.

     The Company has recorded an account payable at July 31, 2004 of $75,000 to terminate a lease for office space entered into in September 2003. Additionally, the Company recorded $34,000 of rent expense in the forfeiture of rental security deposits in connection with this lease. The Company entered into an agreement for termination of the lease in October 2004. The agreement required the Company to forfeit the rental security deposits, pay $25,000 cash in October 2004, and issue a note payable for $50,000 payable in 18 monthly installments of $2,778 beginning November 1, 2004.


Note 18 - Other Matters:
------------------------

     Concentrations

          During the year ended July 31, 2004, approximately 37 percent of the Company's sales were to three customers.

     Advertising

          Advertising costs are expensed as incurred. Total advertising costs were approximately $7,500 and $40,000 for the year ended July 31, 2004 and the seven months ended July 31, 2003, respectively.

     Foreign Cash and Operations

          The Company's subsidiary Mobile Reach Technologies, GmbH maintains deposits in foreign accounts, not insured, in the amount of $9,672 at July 31, 2004. This subsidiary had foreign sales of $7,724 and $55,757 for the year ended July 31, 2004 and the seven months ended July 31, 2003, respectively.

     Operating Leases

          The Company leases office space on a month to month basis. Rent expense of $150,501 and $21,000 were incurred for the year ended July 31, 2004 and the seven months ended July 31, 2003, respectively. The rent expense for the year ended July 31, 2004 includes expenses from termination of lease (Note 17).

                                     (F23)

------------------------------------

     Contingency Gain (Loss)

          At July 31, 2003 the Company accrued a loss of $105,000 for a possible claim arising from the Company's merger with API. Since the former majority stockholder of API indemnified the Company against claims and during the year ended July 31, 2004 there were no claims, the Company recorded a gain on the reversal of the accrual.


Note 19 - Subsequent Events:
----------------------------

          Subsequent to July 31, 2004, the management of the Company began the process of discontinuation of the businesses of Mobile Reach Solutions, Inc. and Mobile Reach Technologies, GmbH. The Company does not anticipate any losses on this discontinuation other than losses from operations incurred in the regular course of business after July 31, 2004.

                                     (F24)

PART II. Information not Required in Prospectus


ITEM 24. Indemnification of Directors and Officers.


Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.


The Company's certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.


The Company's bylaws provide that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


ITEM 25. Other Expenses of Issuance and Distribution

      SEC Registration Fee..............................     $   782.78
      Blue Sky Fees and Expenses*.......................     $ 3,000.00
      Legal Fees and Expenses...........................     $15,000.00
      Printing and Engraving Expenses...................     $ 1,000.00
      Accountants' Fees and Expenses....................     $ 5,000.00
      Miscellaneous.....................................     $   500.00
      Total.............................................     $25,282.78
                                                             ----------


* Estimated.

ITEM 26. Recent Sales of Unregistered Securities.


During the past three years, the Company has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated thereunder, relating to sales by an issuer not involving any public offering. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restricted legend permitting the transfer thereof only upon registration of the shares or an exemption under said Act.


On July 25, 2003, the Company was incorporated in the State of Delaware. On July 30, 2003, Asphalt Paving International, Inc., a Florida corporation, ("API") merged into the Company, with the Company as the surviving company of the merger. Immediately after the merger all the 5,112,460 shares of the Company's common stock were owned by the shareholders of API in the same percentage ownership they owned shares of API immediately prior to the merger.


On July 31, 2003, Mobile Reach International acquired all the outstanding shares of Mobile Reach Technologies, Inc., a North Carolina corporation ("MRT"), through a share exchange in which it issued 18,523,628 shares of its common stock to the shareholders of MRT. The effect of the share exchange was to make MRT a wholly-owned subsidiary of MRT and to change control of the Company. In addition, the Company assumed outstanding options and warrants to purchase 4,766,472 shares of common stock, which are held by former holders of options and warrants to purchase MRT common stock.


During the fiscal quarter ended October 31, 2003, the Company issued a total of 911,335 shares of its common stock to four accredited investors, with 142,857 shares issued at a price per share equal to $0.21, 192,308 shares issued at a price per share equal to $0.13, 476,190 shares issued at a price per share equal to $0.21 and 100,000 shares issued at a price per share equal to $0.25.


During the fiscal quarter ended January 31, 2004, the Company issued a total of 866,670 shares of its common stock to 12 accredited investors at a price per share equal to $0.21 and 1,150,000 shares to five accredited investors at a price per share equal to $0.20. The Company also issued a total of 400,000 shares of its common stock to two employees who had exercised options granted pursuant to the Company's 2003 Equity Compensation Plan (the "Equity Plan") with an exercise price of $0.0001 per share. In addition, the Company granted options to purchase 3,350,000 shares of common stock under the Equity Plan to certain of its employees, directors and/or consultants during this time period.


During the fiscal quarter ended April 30, 2004, the Company issued a total of 2,320,000 shares of its common stock to four accredited investors at a price per share equal to $0.20. The Company issued 1,300,000 shares of its restricted common stock to an officer, Mr. Bendixsen, at a price per share equal to $0.0001. The Company also issued a total of 433,299 shares of its common stock to seven employees who had exercised options granted pursuant to the Equity Plan with an exercise price of $0.0001 per share and an additional 16,666 shares of common stock to an employee who exercised an option under the Equity Plan with an exercise price of $0.23 per share. In addition, the Company granted options to purchase 990,000 shares of common stock to certain of its employees, directors and/or consultants during this time period as well as one-year warrants to purchase 1,200,000 shares of common stock to three consultants.


During the fiscal year ended July 31, 2005, the Company issued a total of 1,404,438 shares of its common stock to various accredited investors for the settlement and release of various debts owed by the Company.


On August 23, 2005, the Company acquired all the outstanding shares of Objective Spectrum, Inc., a North Carolina corporation ("Objective Spectrum"), through a share exchange in which it issued 375,000 shares of its common stock to the shareholders of Objective Spectrum.



ITEM 27. Exhibits.

Exhibit No. Description

                                                                             Incorporated by Reference To
                                                                             ----------------------------
Exhibit                                                              Company's                 Exhibit      Filed
  No.                         Description                              Form         Filed       Number      Herewith
  ---                         -----------                              ----         -----       ------      --------

   2.1  Articles of Merger dated July 30, 2003 between
        Company and Asphalt Paving International, Inc.                 8-K         08/14/03       2.1

   2.2  Articles of Share Exchange dated July 31, 2003 between
        Company and Mobile Reach Technologies, Inc.                    8-K         08/14/03       2.2

   2.3  Agreement and Plan of Merger dated December 17, 2003 by and among the Company, Waves Consulting Group, Inc.,
        MRI Acquisition Corp. and the sole shareholders of Waves
        Consulting Group, Inc                                          8-K         12/29/04       2.3

   2.4  Agreement and Plan of Merger dated August 23, 2005 by and among the Company, Objective Spectrum, Inc.,
        and the shareholders of Objective Spectrum, Inc.               8-K         08/25/05       2.4

   3.1  Certificate of Incorporation of Company.                       8-K         08/14/03       3.1

   3.2  Bylaws of Company.                                             8-K         08/14/03       3.2

   4.1  Form of Common Stock Purchase Agreement dated April 28,
        2005 among the Company and certain investors                   8-K         05/03/05       4.1

   4.2  Form of Convertible Note dated April 28, 2005 among the
        Company and certain investors                                  8-K         05/03/05       4.2

  10.1  2003 Equity Compensation Plan of Company.                      8-K         08/14/03      10.1

  10.2  Amended Standard Terms of Employment between Mobile
        Reach Technologies, Inc. and Mark Lloyd dated January 1,
        2003                                                           8-K         08/14/03      10.2

  10.3  Amended Special Terms and Conditions of Employment
        between Mobile Reach Technologies, Inc. and Mark Lloyd,
        dated January 1, 2003                                          8-K         08/14/03      10.3

  10.4  Amended Standard Terms of Employment between Mobile
        Reach Technologies, Inc. and A. Christopher Johnson            8-K         05/03/05      10.4
        dated April 28, 2005

  10.5  Form of Subscription Agreement dated April 28, 2005
        among the Company and certain investors                        8-K         05/03/05      10.5

  21.1  Subsidiaries.                                                 10-K         10/30/03      21.1



                                                        II-3

ITEM 28. Undertakings


The undersigned registrant hereby undertakes:


(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");


(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Cary, State of North Carolina, on August 31, 2004.


                        MOBILE REACH INTERNATIONAL, INC.

                                      By:

Alan Christopher Johnson Interim Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and has appointed Mark J. Lloyd and Alan Christopher Johnson, and each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

          Signature                 Title                            Date
          ---------                 -----                            ----

/s/  Alan Christopher Johnson     Chief Executive             September 19, 2005
-----------------------------     Officer and Director
     Alan Christopher Johnson     (Principal Executive
                                  Officer)

/s/  Mark J. Lloyd                Director                    September 19, 2005
-----------------------------
     Mark J. Lloyd


/s/  Richard Rosenblum            Director                    September 19, 2005
----------------------------
     Richard Rosenblum


/s/  David Stefansky              Director                    September 19, 2005
----------------------------
     David Stefansky

                                       S-1